UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BANCORPSOUTH, INC.
(Name of Registrant as Specified In Its Charter)

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One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

March 23, 2012

TO THE SHAREHOLDERS OF

BANCORPSOUTH, INC.

On Wednesday, April 25, 2012, at 9:00 a.m. (Central Time), the annual meeting of shareholders of BancorpSouth, Inc. will be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. You are cordially invited to attend and participate in the meeting.

Please read our enclosed Annual Report to Shareholders and the attached Proxy Statement. They contain important information about BancorpSouth and the matters to be addressed at the annual meeting.

Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:

•	Use the Internet at the website shown on your proxy card;

•	Use the telephone number shown on your proxy card; or

•	Complete, sign, date and return your proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the attached Proxy Statement and on the enclosed proxy card. If you attend the annual meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.

I look forward to seeing you at this year’s annual meeting.

Sincerely,

AUBREY B. PATTERSON
Chairman of the Board and Chief Executive Officer

Enclosures:

1. Proxy Card and Business Reply Envelope

2. Annual Report to Shareholders

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY

COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 25, 2012

TO THE SHAREHOLDERS OF

BANCORPSOUTH, INC.

The annual meeting of shareholders of BancorpSouth, Inc. will be held on Wednesday, April 25, 2012, at 9:00 a.m. (Central Time) at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 for the following purposes:

(1)	To elect nine directors;

(2)	To ratify the Audit Committee’s appointment of KPMG LLP as the independent registered public accounting firm of BancorpSouth, Inc. and its subsidiaries for the year ending December 31, 2012; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 9, 2012 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

AUBREY B. PATTERSON
Chairman of the Board and Chief Executive Officer

March 23, 2012

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

GENERAL INFORMATION	53
Counting of Votes	53
Section 16(a) Beneficial Ownership Reporting Compliance	53
Shareholder Nominations and Proposals	53
Householding of Proxy Materials and Annual Reports	54
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting	55
Miscellaneous	55

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors, to be voted at our annual meeting of shareholders to be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 on April 25, 2012, at 9:00 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying Annual Report to Shareholders and proxy card are first being sent to shareholders on or about March 23, 2012.

If a proxy is properly given by a shareholder of record and not revoked, it will be voted in accordance with the instructions provided, if any, and if no instructions are provided, it will be voted:

•	“FOR” the election as directors of the nominees listed in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

•	in accordance with the recommendations of our Board of Directors on any other proposal that may properly come before the annual meeting.

Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. If a shareholder votes by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Shareholders who vote by proxy using any method before the annual meeting have the right to revoke the proxy at any time before it is exercised by submitting a written request to us or by voting another proxy at a later date. The grant of a proxy will not affect the right of any shareholder to attend the meeting and vote in person. For a general description of how votes will be counted, please refer to the section below entitled “GENERAL INFORMATION – Counting of Votes.”

Pursuant to the Mississippi Business Corporation Act and our governing documents, a proxy to vote submitted by Internet or telephone has the same validity as one submitted by mail. To submit a proxy to vote by Internet, access the website www.rtcoproxy.com/bxs, enter the nine-digit control number found on the enclosed proxy card and follow the instructions on the website. To submit a proxy to vote by telephone, call toll free 1-855-822-7117, enter the nine-digit control number on the enclosed proxy card and follow the instructions. A proxy to vote by Internet or telephone may be submitted at any time until 2:00 a.m. (Central Time) on April 25, 2012 and either method should only require a few minutes to complete. To submit a proxy to vote by mail, complete, sign, date and return the enclosed proxy card in the enclosed business reply envelope.

If shares are held in “street name” through a broker, bank or other holder of record, the beneficial holder will receive instructions from the registered holder that must be followed in order for the shares to be voted on behalf of the beneficial holder. Each method of voting listed above is offered to shareholders who own their shares through a broker, bank or other holder of record. If a beneficial holder provides specific voting instructions, the shares will be voted as instructed and as the proxy holders may determine within their discretion with respect to any other matters that may properly come before the annual meeting.

The close of business on March 9, 2012 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this year’s annual meeting. As of such date, we had 500,000,000 authorized shares of common stock, $2.50 par value per share, of which 94,436,177 shares were outstanding, and 500,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Each share of our common stock is entitled to one vote. The common stock is our only outstanding class of voting stock. Holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Restated Articles of Incorporation, as amended, provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Directors are elected by a plurality of the votes cast by the holders of shares of our common stock represented at a meeting at which a quorum is present. The holders of our common stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast only one vote per share for each nominee.

Our Amended and Restated Bylaws, as amended, provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from than votes “for” his or her election must promptly tender his or her resignation following certification of the shareholder vote. The Nominating Committee will consider any such resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will act on any such recommendation of the Nominating Committee within 90 days following certification of the shareholder vote.

Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered by the proxy for the nominees listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

Nominees

The Board of Directors has nominated the following nine individuals for election as directors:

•

The five individuals named below in the section entitled “Class I Nominees – Term Expiring in 2015” to serve until the annual meeting of shareholders in 2015 or until their earlier retirement in accordance with our retirement policy for directors or otherwise;

•

The individual named below in the section entitled “Class II Nominee – Term Expiring in 2014” for election as a director to serve until the annual meeting of shareholders in 2014 or until his earlier retirement in accordance with our retirement policy for directors or otherwise; and

•

The three individuals named below in the section entitled “Class III Nominees – Term Expiring in 2013” for election as directors to serve until the annual meeting of shareholders in 2013 or until their earlier retirement in accordance with our retirement policy for directors or otherwise.

One of the Class I Nominees (Keith J. Jackson), the Class II Nominee (Albert C. Clark) and all of the Class III Nominees (Gus J. Blass III, Grace Clark and George F. Middlebrook III) currently serve as directors of BancorpSouth Bank, but have not previously served on our Board of Directors. After extensive deliberation, our Board of Directors adopted the Nominating Committee’s recommendation that, for consistency and to increase efficiency, the boards of directors of BancorpSouth, Inc. and BancorpSouth Bank be combined, and that each of these five individuals be nominated to serve on our Board of Directors.

Our retirement policy for directors provides that a director may not stand for re-election to the Board of Directors after reaching his or her 70th birthday, unless the Board of Directors determines that we would significantly benefit from such director serving another term because of his or her advice, expertise and influence. Each of Hassell H. Franklin and Robert C. Nolan, whose current terms expire this year, has reached his 70th birthday. The Board of Directors has determined that we would significantly benefit from the services of each of Hassell H. Franklin and Robert C. Nolan for another term and approved the nomination of each of Messrs. Franklin and Nolan for election as a director at the annual meeting of shareholders.

If, after a director’s 70th birthday, the Board of Directors does not nominate the director for another term or the director is not re-elected by our shareholders, such director would then serve as a Director Emeritus for a one-year term and be eligible for re-election as a Director Emeritus by the Board annually. A Director Emeritus does not have the authority of a director and does not meet with the Board, but is given this title in honor of past service.

Each nominee has consented to be a candidate and to serve as a director if elected.

The biographies below show the name, age, principal occupation and directorships with other public companies held by each of the nominees designated by the Board of Directors for election as a director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills that led to the Nominating Committee’s conclusion that each nominee should serve as one of our directors.

Class I Nominees – Term Expiring in 2015

James E. Campbell III, age 62, is the President and Chief Operating Officer of H+M Company, Inc., a company that provides engineering and construction-related services with aggregate annual sales of $500 million and employs over 600 individuals. Mr. Campbell’s experience in retail distribution, institutional and heavy industrial projects in all areas of the United States provides him with insight into the areas of asset quality, particularly real estate development and construction risk, trust and brokerage, insurance and personnel. Mr. Campbell has been a member of our Board of Directors since 2008.

Mr. Campbell brings executive decision-making and risk assessment skills to the Board as a result of his experience in the construction industry. His experience in real estate development and construction is especially important as we manage through the current economic downturn, much of which is real-estate driven.

Hassell H. Franklin, age 76, is the Chief Executive Officer and founder of Franklin Corporation, one of the largest privately owned furniture manufacturers in the United States. He is Past Chairman of the American Furniture Manufacturers Association and serves as a director of North Mississippi Health Services, Inc. Mr. Franklin has served on our Board of Directors since 1974.

Mr. Franklin brings extensive leadership and strategic planning experience to the Board through his role as the Chief Executive Officer and founder of a large manufacturing company. His institutional knowledge and long tenure on the Board make him a valuable member of the Board.

Keith J. Jackson, age 47, is the President of Positive Atmosphere Reaches Kids (“P.A.R.K”), a non-profit organization founded by Mr. Jackson in 1993 that is headquartered in Little Rock, Arkansas and works with at-risk youth to provide positive reinforcement for success. In addition, Mr. Jackson is currently an announcer for International Sports Properties for Arkansas Razorback football. He has served on the Board of Directors of BancorpSouth Bank since 2007.

The Nominating Committee believes that Mr. Jackson’s leadership and civic involvement would be valuable to the Board. Having served on the board of BancorpSouth Bank for approximately five years, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Robert C. Nolan, age 70, is Chairman of the Board of Deltic Timber Corporation (NYSE: DEL), a publicly held timber production company. Mr. Nolan is also Managing Member of Munoco Company L.C., a family-owned oil and gas exploration and production company. Mr. Nolan has served on our Board of Directors since our merger with First United Bancshares, Inc. in 2000, and had served on the Board of Directors of First United Bancshares since 1982.

Mr. Nolan brings to the Board valuable knowledge and strategic planning experience from his service as the Chairman of the Board of a New York Stock Exchange listed company. He also possesses banking knowledge through his service as a director of a predecessor banking organization.

W. Cal Partee, Jr., age 67, is a senior partner of Partee Flooring Mill, LLP, an oil and lumber production company, and has been responsible for its daily operation of business and timber and land investments for approximately 40 years. Mr. Partee has served on our Board of Directors since our merger with First United Bancshares, Inc. in 2000, and had served on the Board of Directors of First United Bancshares since 1983.

Mr. Partee brings entrepreneurial business knowledge and experience to the Board through his management of a company with numerous employees and the supervision of multi-million dollar budgets. He also possesses banking knowledge through his service as a director of a predecessor banking organization.

Class II Nominee – Term Expiring in 2014

Albert C. Clark, age 68, is the President and Chief Executive Officer of C. C. Clark, Inc., a holding company for beverage distributors, and has served in that role for over 30 years. Mr. Clark is also the President and Chief Executive Officer of Gulf States Canners, Inc., a multi-bottler company. He has served on the Board of Directors of BancorpSouth Bank since 1996.

The Nominating Committee believes that Mr. Clark’s business knowledge and experience resulting from the management of several companies with numerous employees and the supervision of large budgets would be valuable to the Board. Having served on the board of BancorpSouth Bank for approximately 16 years, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Class III Nominees – Term Expiring in 2013

Gus J. Blass III, age 60, is the General Partner of Capital Properties, LLC, an investment management company with which he has been associated for over 30 years, and is also Principal Broker with Falcon Real Estate and Principal with Falcon Securities, Inc. Mr. Blass also serves as a director of a number of other non-public companies, including Bear State Financial Holdings, LLC, Black Raven Energy, Inc. and U.S. Bentonite, Inc. In addition, he serves on the board of a number of non-profit organizations, such as the St. Vincent Development Foundation and P.A.R.K. Mr. Blass has served on the Board of Directors of BancorpSouth Bank since 2004.

The Nominating Committee believes that Mr. Blass’s business knowledge and experience in real estate development would be valuable to the Board. Having served on the board of BancorpSouth Bank for approximately eight years, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Grace Clark, age 66, has been a Director of North Mississippi Health Services, where she has served on the Quality Standards Committee, since 2007 and is a Partner of Borrowed Thyme, LLC, a catering and prepared foods business. Ms. Clark served as President of Healthcare Foundation of North Mississippi from 2001 to 2002 and United Way of North Mississippi from 2001 to 2002, and continues to serve on the Boards of Directors for both organizations. She has also served as the Chairman and Treasurer of the CREATE Foundation. Ms. Clark has served on the Board of Directors of BancorpSouth Bank since 2008.

The Nominating Committee believes that Ms. Clark’s entrepreneurial business knowledge and civic involvement would be valuable to the Board. Having served on the board of BancorpSouth Bank for over four years, she also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

George F. Middlebrook III, age 61, has managed the oil, gas and timberland interests of several family partnerships since 1976. Mr. Middlebrook has also designed and developed a number of residential and commercial real estate developments. He served on the Board of Directors of Fredonia State Bank from 1985 until it was acquired by First United Bancshares in 1997, and then served on the Board of Directors of First United Bancshares until it was acquired by BancorpSouth in 2000. Mr. Middlebrook has also served on the State Bar of Texas Grievance Committee and was appointed by the Governor of Texas to serve on the Angelina and Neches River Authority. He has served on the Board of Directors of BancorpSouth Bank since 2000.

The Nominating Committee believes that Mr. Middlebrook’s experience in real estate development and his banking knowledge from his service as a director of a predecessor banking organization would be valuable to the Board. Having served on the board of BancorpSouth Bank for approximately 12 years, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Continuing Directors

Each person named below will continue to serve as a director until the annual meeting of shareholders in the year indicated for the expiration of his or her term. Shareholders are not voting this year on the election of the Class II or Class III directors listed below. The biographies below show the name, age, principal occupation and directorships with other public companies held by each continuing director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills for each of the continuing directors that led to the selection of each of these individuals for our Board of Directors.

Class II Directors – Term Expiring in 2014

W. G. Holliman, Jr., age 74, is the Managing Member of Five Star, LLC, a family investment management company. Mr. Holliman is the former Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), a publicly held furniture manufacturing company, and serves as a director of North Mississippi Health Services, Inc. Mr. Holliman is also a minority owner in a commercial construction business. He has served on our Board of Directors since 1994.

Mr. Holliman brings entrepreneurial and business-building skills and experience to the Board, having previously served as Chief Executive Officer for a New York Stock Exchange listed company. His institutional knowledge and longstanding Board service make him a qualified member of the Board.

Warren A. Hood, Jr., age 60, serves as the Chairman of the Board and Chief Executive Officer of Hood Companies, Inc., which has three separate divisions with 60 manufacturing and distribution sites throughout the United States, Canada and Mexico. Hood Companies’ products include lumber, plywood, insulated sheathing, roof insulation, commercial and residential asphalt roofing products and industrial and consumer packaging. These products are currently marketed in North America, the Caribbean and Western Europe.

Mr. Hood has served on our Board of Directors since 2011 and has served as a director of BancorpSouth Bank since 2007. Mr. Hood has been a director of Southern Company (NYSE: SO) since 2007 and is a member of its audit committee. Mr. Hood has served and continues to serve on numerous community and philanthropic boards. He is a former director of First American Corporation and also its subsidiary, First American National Bank. Mr. Hood served as a director of Mississippi Power Company from 2004 to 2007 and as a director of Deposit Guaranty Corporation from 1990 until its merger into First American Corporation in 1998. Mr. Hood qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

Mr. Hood brings a wealth of governance and strategic planning experience, as well as skills navigating financial statements and financial disclosure issues, gained through his service on the board and the audit committee of a New York Stock Exchange listed company. He also possesses significant and important institutional knowledge and an understanding of financial services industry issues through his service as a director of BancorpSouth Bank.

James V. Kelley, age 62, has served as our President and Chief Operating Officer since our merger with First United Bancshares, Inc. in 2000. Prior to the merger, Mr. Kelley served as Chairman, President and Chief Executive Officer of First United Bancshares. He was Chairman and Chief Executive Officer of First National Bank in El Dorado, Arkansas from 1985 to 2000. Mr. Kelley is a director of Murphy Oil Corporation (NYSE: MUR), Blue Cross/Blue Shield of Arkansas and North Mississippi Health Services, Inc. He has served on our Board of Directors since 2000.

Mr. Kelley brings valuable insight and knowledge to the Board as a result of his service as our President and Chief Operating Officer. He also brings valuable banking knowledge from his years of service in the financial services industry, including his leadership of a predecessor banking organization.

Turner O. Lashlee, age 75, is the Chairman of the Board of Lashlee-Rich, Inc., a general construction company. Mr. Lashlee has almost 50 years of bank board experience. Mr. Lashlee has been in the commercial and industrial construction business for over 50 years and has served on our Board of Directors since 1992.

Mr. Lashlee brings a vast amount of knowledge regarding banking to the Board as a result of his many years of experience in the financial services industry with several banking organizations. He also has a wealth of experience in risk assessment from his long tenure in the commercial and industrial construction business.

Alan W. Perry, age 64, is an attorney with the law firm Forman Perry Watkins Krutz & Tardy LLP. Mr. Perry is a member of the Board of Trustees of Mississippi Institutions of Higher Learning and a Trustee of The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation, charitable foundations with the primary purpose of supporting colleges and universities in Mississippi. He is a former member of the Standing Committee on Rules of Practice and Procedure of the Judicial Conference of the United States and served as Law Clerk to Judge Charles Clark, United States Court of Appeals, Fifth Circuit. Mr. Perry has served on our Board of Directors since 1994.

Mr. Perry brings a wealth of legal, governance and risk management skills to the Board, gained both as a board member and as an attorney representing corporate boards.

Class III Directors – Term Expiring in 2013

Larry G. Kirk, age 65, served as the Chairman of the Board and Chief Executive Officer from 1996 to 2005 of Hancock Fabrics, Inc., a publicly held fabric retailer and wholesaler, and as the President and Chief Financial Officer of Hancock Fabrics from 1989 to 1996. In addition, Mr. Kirk has served as the Chairman of several non-profit community organizations, such as Community Development Foundation and CREATE, Inc. He also serves as a director of Health Link, Inc. and Acclaim, Inc. Mr. Kirk has served on our Board of Directors since 2002 and currently serves as Chairman of the Audit Committee, a position he has held since 2003.

Mr. Kirk brings a wealth of financial expertise and public accounting knowledge to the Board. He also possesses practical business experience as the former Chief Financial Officer and then Chief Executive Officer of a public company. Mr. Kirk qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

Guy W. Mitchell III, age 68, is an attorney with the law firm Mitchell, McNutt & Sams, P.A. Mr. Mitchell has been active in the practice of law since 1972. He has continually served on the Board of Directors of his law firm since 1976. During the course of his career, Mr. Mitchell has advised numerous corporate clients concerning the risks involved in the operation of their businesses, industries, partnerships and associations. He has served on the Board of Directors of North Mississippi Health Services, Inc., North Mississippi Medical Center, Inc., Community Development Foundation and CREATE, Inc., where his duties were in the areas of analyzing financial results of operations, setting budgets, reviewing and approving compensation plans, and risk assessment. Mr. Mitchell has represented the City of Tupelo, Mississippi as general counsel for over 30 years. Mr. Mitchell has served on our Board of Directors since 2003.

Mr. Mitchell has an extensive background in law, and brings executive decision making and risk assessment skills to the Board as a result of his experience as an attorney and as a board member of numerous companies and charitable organizations.

Aubrey B. Patterson, age 69, has served as our Chairman of the Board and Chief Executive Officer since 1991 and has served on our Board of Directors since 1983. He served as our Chief Executive Officer and President from 1990 to 1991 and as our President and Chief Operating Officer from 1983 to 1990. Mr. Patterson also serves on the Board of Directors of Furniture Brands International, Inc. (NYSE: FBN), a furniture manufacturer. In 2010, Mr. Patterson was named to the Board of Directors of The Financial Services Roundtable, a premier executive forum for leaders in the financial services industry. Mr. Patterson has held numerous positions in professional leadership, including service as Chairman of the American Bankers Association, President of the Mississippi Bankers Association, Chairman of the University of Mississippi Business Advisory Council and as Chairman of the Bankers Advisory Council of the Conference of State Bank Supervisors, a national organization that oversees state-chartered banking. Mr. Patterson has served as Chairman of the Community Development Foundation, North Mississippi Health Services, Inc. and the Mississippi Economic Council, the University of Mississippi Foundation, CREATE Inc. and the Mississippi Partnership for Economic Development. In 2004, Mr. Patterson was appointed to an 11-year term on the Mississippi Board of Trustees of the Institutions of Higher Learning.

Through his nearly 40 years of service to BancorpSouth, including over 21 years as Chief Executive Officer, Mr. Patterson brings to the Board a deep institutional knowledge and perspective regarding our strengths, challenges and opportunities. His diverse experiences and leadership roles in the financial services industry provide the Board with expanded perspective regarding other financial services institutions and the relevant risks and opportunities facing the banking industry.

Each of the nominees and continuing directors has had the principal occupation indicated for more than five years unless otherwise indicated.

Required Vote

Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast by the holders of shares of common stock represented at the annual meeting.

The Board of Directors recommends that shareholders vote

“FOR” each of the nine nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012 and seeks ratification of the appointment by our shareholders. This firm has served as our independent registered public accounting firm since 1973.

In addition to rendering audit services for the year ended December 31, 2011, KPMG LLP performed various other services for us and our subsidiaries. The aggregate fees billed for the services rendered to us by KPMG LLP for the years ended December 31, 2011 and December 31, 2010 were as follows:

	2011	2010
Audit Fees(1)	$1,342,562	$889,372
Audit-Related Fees(2)	47,000	47,000
Tax Fees	—	—
All Other Fees(3)	639,797	—

Total	$2,029,359	$936,372

(1)	The Audit Fees for the years ended December 31, 2011 and 2010 represent the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements, including the audit of internal control over financial reporting, and for services that are normally provided by KPMG LLP in connection with regulatory filings or engagements.
(2)	The Audit-Related Fees for the years ended December 31, 2011 and 2010 consisted principally of fees for audits of financial statements of certain employee benefit plans.
(3)	The All Other Fees for the year ended December 31, 2011 represent the aggregate fees billed to us by KPMG LLP for certain professional services other than those related to the audit of our financial statements and the financial statements of employee benefit plans, or those normally provided in connection with regulatory filings.

The Audit Committee specifically reviews and pre-approves each audit and non-audit service provided by our auditor prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.

Required Vote

Shareholder ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012 is not required by our Amended and Restated Bylaws or otherwise. Nonetheless, the Board of Directors has elected to submit the appointment of KPMG LLP to our shareholders for ratification. If a quorum is present, this proposal will be approved if the votes cast for ratification exceed the votes cast against ratification. If the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012 is not ratified, the matter will be referred to the Audit Committee for further review.

Representatives of KPMG LLP will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote

“FOR” ratification of the appointment of KPMG LLP.

CORPORATE GOVERNANCE

Director Attendance at Board, Committee and Annual Meetings

During 2011, our Board of Directors held nine meetings. Each director attended at least 75% of the total of all meetings of the Board of Directors and all committees on which the director served. We encourage our Board members to attend the annual meeting of shareholders. In 2011, all of our directors attended the annual meeting of shareholders; because of inclement weather, however, three of our directors attended the meeting via conference call.

Committees of the Board of Directors

The Board of Directors has established five standing committees – the Executive Committee, the Audit Committee, the Risk Management Committee, the Executive Compensation and Stock Incentive Committee, and the Nominating Committee. A copy of the charter of each of these committees, except for the Executive Committee and the Risk Management Committee, is available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Committee Charting.”

The following table shows the current membership of each committee of the Board of Directors:

Director	Executive Committee	Audit Committee	Executive Compensation and Stock Incentive Committee	Nominating Committee	Risk Management
James E. Campbell III
Hassell H. Franklin	X		X	Chair
W. G. Holliman, Jr.	X		Chair	X
Warren A. Hood, Jr.		X
James V. Kelley	X
Larry G. Kirk		Chair
Turner O. Lashlee	X
Guy W. Mitchell III					X
Robert C. Nolan	X		X	X
W. Cal Partee, Jr.		X
Aubrey B. Patterson	Chair
Alan W. Perry					Chair

Executive Committee

The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of our business and affairs, except those matters enumerated in the charter of the Executive Committee and those matters reserved to the Board of Directors under state law. The Executive Committee held nine meetings during 2011.

Audit Committee

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and our financial reporting process and systems of internal controls;

•	Monitoring the work of the Audit/Loan Review Committee of BancorpSouth Bank;

•	Evaluating the independence and qualifications of our independent registered public accounting firm;

•	Evaluating the performance of our independent registered public accounting firm and our internal auditing department;

•	Providing an avenue of communication among our independent registered public accounting firm, management, our internal audit department, our subsidiaries and our Board of Directors; and

•	Selecting, engaging, overseeing, evaluating and determining the compensation of our independent registered public accounting firm.

This committee’s performance is evaluated annually. The Board of Directors has determined that each member of the Audit Committee is independent under the listing standards of the New York Stock Exchange. Our Board of Directors has also determined that each of Messrs. Kirk and Hood is an “audit committee financial expert” as defined in rules adopted by the Securities and Exchange Commission. The Audit Committee held 16 meetings during 2011.

Executive Compensation and Stock Incentive Committee

Pursuant to its charter, the Executive Compensation and Stock Incentive Committee reviews corporate goals and objectives pertaining to the compensation of our Named Executive Officers (as identified in the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table”), evaluates the performance of our Named Executive Officers and determines the salary, benefits and other compensation of our Named Executive Officers. After consultation with management, this committee makes recommendations to the Board of Directors with respect to the salaries, benefits and other compensation of our executive officers other than the Named Executive Officers. This committee also administers our Home Office Incentive Plan, Long-Term Equity Incentive Plan, 1998 Stock Option Plan and Executive Performance Incentive Plan as well as the Executive Officer Incentive-Based Compensation Recovery Policy.

This committee has the sole authority to retain, at our expense, any compensation consultant to assist in the evaluation of executive officer compensation and to approve such consultant’s fees and other retention terms. In addition, this committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it deems necessary to carry out its duties, at our expense, without prior approval of the Board of Directors or management.

The activities of this committee must be conducted in accordance with the policies and principles set forth in our Corporate Governance Principles. This committee’s performance is evaluated annually. On occasion, the Chief Executive Officer attends Executive Compensation and Stock Incentive Committee meetings. The Chief Executive Officer provides information to the Executive Compensation and Stock Incentive Committee concerning the executive officers, discusses performance measures relating to executive officer compensation and makes recommendations to the Executive Compensation and Stock Incentive Committee concerning the compensation of the executive officers. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange and applicable provisions of the Internal Revenue Code and Securities and Exchange Commission rules. The Executive Compensation and Stock Incentive Committee held four meetings during 2011.

Nominating Committee

The Nominating Committee identifies and recommends to the Board nominees for election to the Board and candidates for appointment to Board committees consistent with criteria approved by the Board. This committee also maintains and periodically reviews our Corporate Governance Principles, oversees the annual evaluation of the Board and management, and reviews and recommends to the Board for approval in advance all “related person” transactions. Pursuant to its charter, at least every other year the committee reviews and approves the compensation paid to non-employee directors and administers our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors and Director Stock Plan. This committee’s performance is evaluated annually. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange. The Nominating Committee held four meetings during 2011.

Risk Management Committee

The Risk Management Committee identifies, evaluates and prioritizes potential risks that we face to ascertain whether management has adequately considered such risks and established adequate procedures for managing and identifying such risks. This committee advises the Board with respect to appropriate procedures and structures for monitoring and reviewing management’s actions relating to such risks. The Risk Management Committee held four meetings during 2011.

Executive Sessions

In order to promote open discussion among the non-management directors, we schedule regular executive sessions in which those directors meet without management present. Unless a majority of the Board of Directors designates a presiding director, the Chairman of the Nominating Committee, currently Mr. Franklin, presides at these meetings. In addition, an executive session of independent (as defined in the listing standards of the New York Stock Exchange), non-management directors is held at least twice each year.

Communications with the Board of Directors

You may send communications to the Board of Directors, the presiding director of the non-management directors, the non-management directors as a group or any individual director by writing to the Board of Directors or an individual director in care of the Corporate Secretary at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The Corporate Secretary will directly forward written communications addressed to the entire Board of Directors to the Chairman of the Nominating Committee, written communications addressed to the non-management directors to the non-management directors and all other written communications to the individual director(s) to whom they are addressed.

Governance Information

In addition to the committee charters described above, our Corporate Governance Principles and our Code of Business Conduct and Ethics are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” These materials as well as the committee charters described above are also available in print to any shareholder upon request. Such requests should be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

Director Independence

The Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director on an annual basis. No director will qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with BancorpSouth (either directly or as a partner, shareholder or officer of an organization that has a relationship with BancorpSouth). In each case, the Board of Directors broadly considers all relevant facts and circumstances when making independence determinations. To assist the Board of Directors in determining whether a director is independent, the Board of Directors has adopted Director Independence Standards, which are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The Board of Directors has determined that each of Messrs. Campbell, Franklin, Holliman, Hood, Kirk, Lashlee, Mitchell, Nolan and Partee, a majority of our Board members, meets our standards as well as the current listing standards of the New York Stock Exchange for independence. The Board of Directors has also determined that each of Messrs. Blass, Clark, Jackson and Middlebrook and Ms. Clark, the nominees who have not previously served on our Board of Directors, meets our standards as well as the current listing standards of the New York Stock Exchange for independence.

During 2011, the Board of Directors considered the following relationships and transactions in making its independence determinations with respect to each director identified as independent:

•

Five Star, LLC, a private company of which Mr. Holliman is an owner, leased office space at BancorpSouth Bank’s main office building in Tupelo, Mississippi and paid rent to us; however, the Board of Directors determined that this leasing arrangement and the amount paid to us by Five Star in 2011 ($12,000) was not material and did not affect Mr. Holliman’s independent judgment;

•

Mitchell, McNutt & Sams, P.A., a law firm of which Mr. Mitchell is a partner, provided legal services to us in 2011; however, the Board of Directors determined that the amount we paid to Mitchell, McNutt & Sams ($8,242) was not material remuneration affecting Mr. Mitchell’s independent judgment;

•

Lashlee-Rich, Inc., a private company of which Mr. Lashlee is an owner and serves as Chairman, from time to time performs construction work on some of BancorpSouth Bank’s branches. Because the amount that we paid to Lashlee-Rich in 2009 ($125,000) was less than 2% of Lashlee-Rich’s consolidated gross revenues, and because we paid no fees to Lashlee-Rich in either 2010 or 2011, the Board of Directors determined that the amounts paid to Lashlee-Rich in the last three years are not material and that Mr. Lashlee meets the requirements for independence under the current listing standards of the New York Stock Exchange and our Director Independence Standards.

Forman Perry Watkins Krutz & Tardy, LLP, a law firm of which Mr. Perry is a partner, provides legal services for us. In 2011, we paid this firm approximately $100,000. Because Mr. Perry’s law firm regularly provides legal services for us, the Board of Directors has determined that Mr. Perry does not meet the requirements for independence under the current listing standards of the New York Stock Exchange or our Director Independence Standards.

Director Qualification Standards

The Nominating Committee and our Chief Executive Officer actively seek individuals qualified to become members of our Board of Directors for recommendation to our Board of Directors and shareholders. The Nominating Committee considers nominees proposed by our shareholders to serve on our Board of Directors that are properly submitted in accordance with our Amended and Restated Bylaws. In recommending candidates and evaluating shareholder nominees for our Board of Directors, the Nominating Committee considers each candidate’s qualifications regarding independence, diversity, age, ownership, influence and skills, such as an understanding of financial services industry issues, all in the context of an assessment of the perceived needs of BancorpSouth at that point in time. Our director qualifications are set forth in our Corporate Governance Principles, which are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The Nominating Committee meets at least annually with our Chief Executive Officer to discuss the qualifications of potential new members of our Board of Directors. After consulting with our Chief Executive Officer, the Nominating Committee recommends the director nominees to the Board of Directors for their approval. We have not paid any third party a fee to assist the Nominating Committee in the director nomination process to date.

The Nominating Committee determines the appropriate characteristics, skills and experiences for the Board of Directors as a whole as well as for individual directors and nominees, with the objective of having a Board with diverse backgrounds and experiences. In considering the structure of the Board, the Nominating Committee evaluates each nominee, with the objective of recommending a group of nominees that can best perpetuate the success of BancorpSouth and represent shareholder interests through the exercise of sound judgment using the Board’s diversity of experience.

Board Leadership Structure

As specified in our Corporate Governance Principles, the Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. The Board believes this issue is part of the succession planning process and that it is in the best interests of BancorpSouth and our shareholders to retain the flexibility to combine or separate these functions. At this time, the Board believes there are a number of important advantages of combining the positions of Chairman of the Board and Chief Executive Officer, including the following:

•

Mr. Patterson, with over 39 years of experience at BancorpSouth, including over 21 years as Chief Executive Officer, has the knowledge, expertise and experience to understand the opportunities and challenges facing BancorpSouth, as well as the leadership and management skills to promote and execute our values and strategy, particularly during the current difficult economic environment;

•	Combining the positions allows Mr. Patterson to lead board discussions regarding our business and strategy, and provides unified leadership for BancorpSouth;

•	Combining the positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	Combining the positions allows timely communication with the Board on critical business matters given the complexity of our business.

The Board also believes that combining the positions of Chairman of the Board and Chief Executive Officer does not undermine the independence of the Board. All of the standing committees of the Board, except for the Executive Committee and the Risk Management Committee, are comprised entirely of independent directors. The non-management directors meet in executive session without management present at least semi-annually. Unless a majority of the non-management directors designates a presiding director, the Chairman of the Nominating Committee presides at these meetings.

Risk Oversight

Our Board of Directors oversees a company-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework to:

•	Understand critical risks in our business and strategy;

•	Allocate responsibilities for risk oversight among the full Board, its committees and management;

•	Evaluate our risk management processes and ensure that they function adequately;

•	Facilitate open communication between management and the Board; and

•	Foster an appropriate culture of integrity and risk awareness.

While the Board has the ultimate oversight responsibility for the risk management process, management is charged with actively managing risk. Management has robust internal processes and policies to identify and manage risks and to communicate with the Board. These include the Risk Management Committee, the charter of the Risk Management Committee, a real estate risk management group, regular internal senior management meetings, ongoing long-term strategic planning, regular reviews of regulatory and litigation compliance, a Code of Business Conduct and Ethics, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls at least annually. Management communicates routinely with the Board and its committees, and the Risk Management Committee communicates routinely with the Board regarding the significant risks identified and how they are being managed.

The Board implements its risk oversight function both as a whole and through its committees. All committees of the Board play a significant role in carrying out the risk oversight function. In particular:

•

The Audit Committee oversees risks related to our financial statements, our compliance with legal and regulatory requirements, our financial reporting process and system of internal controls. The Audit Committee monitors the work of the Audit/Loan Review Committee of BancorpSouth Bank’s Board of Directors and evaluates the performance of our independent auditors and our internal auditing department. The Audit Committee periodically meets privately in separate executive sessions with management, our internal audit department and our independent auditors;

•	The Executive Compensation and Stock Incentive Committee oversees the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail below in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” this committee determines and approves the compensation for our Named Executive Officers, reviews and recommends to the Board the compensation for our other executive officers, approves, administers and evaluates our incentive-compensation plans, equity-based plans and other compensation plans, policies and programs and administers the incentive-based compensation recovery policy;

•	The Nominating Committee oversees risks related to our corporate governance principles and risks arising from related person transactions; and

•

The Risk Management Committee oversees other potential risks we face and evaluates whether management has placed into effect adequate procedures to identify and manage those risks. In particular, this committee considers the following risks:

•	Credit risk;

•	Liquidity risk;

•	Interest rate risk;

•	Operational risk;

•	Litigation risk;

•	Insurance risk;

•	Legislative and regulatory risk;

•	Risks related to potential future changes in the banking industry;

•	Physical premises liability and security risk;

•	Compliance risk;

•	Financial reporting risk;

•	Insurance services business and operations risk;

•	Investment services, broker-dealer business and operations risk;

•	Human resources risk; and

•	Other non-traditional banking and other subsidiary risk.

In addition, we have established the real estate risk management group to more actively monitor credit risk and its impact on our financial reporting.

Compensation Committee Interlocks and Insider Participation

During 2011, the Executive Compensation and Stock Incentive Committee consisted of Messrs. Franklin, Holliman (Chair) and Nolan.

None of the members of the Executive Compensation and Stock Incentive Committee has at any time been one of our officers or employees. Members of the committee may, from time to time, have banking relationships in the ordinary course of business with our subsidiary, BancorpSouth Bank, as described below in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” Except as described in that section and in the section above entitled “– Director Independence,” Messrs. Franklin, Holliman and Nolan had no other relationship during 2011 requiring disclosure by us.

During 2011, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee or on our Board of Directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of January 31, 2012, with respect to the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of our Named Executive Officers identified in the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table” and (iv) all of our directors and executive officers as a group. As of January 31, 2012, 94,436,177 shares of our common stock were outstanding. The statute governing Mississippi state banks and our Amended and Restated Bylaws require our directors to hold $200 in par value (i.e., 80 shares) of our common stock. The number of shares of common stock owned by each director reflected in the table below includes such shares. We relied on information supplied by our directors, executive officers and beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
BancorpSouth, Inc. 401(k) Profit-Sharing Plan	7,065,584		7.48%
Blackrock, Inc.(3)	5,975,609		6.33%
Wellington Management Company, LLP	6,000,000	(4)	6.35	%(4)
Gus J. Blass III	120,228	(5)		*
James E. Campbell III	114,126	(6)		*
Albert C. Clark	48,134	(7)		*
Grace Clark	3,773			*
Hassell H. Franklin	1,267,715		1.34%
W. G. Holliman, Jr.	725,448	(8)		*
Warren G. Hood, Jr.	7,216			*
Keith J. Jackson	9,345			*
James V. Kelley	447,413			*
Larry G. Kirk	54,548			*
Turner O. Lashlee	104,894			*
Gordon R. Lewis	100,895			*
George F. Middlebrook III	87,797	(9)		*
Guy W. Mitchell III	58,243			*
Robert C. Nolan	526,217	(10)		*
W. Cal Partee, Jr.	349,435	(11)		*
Aubrey B. Patterson	1,040,038		1.10%
Alan W. Perry	102,466			*
William L. Prater	26,467			*
W. James Threadgill, Jr.	122,388	(12)		*
All directors and executive officers as a group (25 persons)	5,591,975		5.92%

*	Less than 1%.
(1)

The address of each person or entity listed, other than Blackrock, Inc. and Wellington Management Company, LLP, is c/o BancorpSouth, Inc., One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(2)	Beneficial ownership is deemed to include shares of common stock that an individual has a right to acquire within 60 days after January 31, 2012, including upon the exercise of options granted under our various equity incentive plans described above in the sections entitled “CORPORATE GOVERNANCE – Committees of the Board of Directors – Executive Compensation and Stock Incentive Committee” and “CORPORATE GOVERNANCE – Committees of the Board of Directors – Nominating Committee” as follows:

Name	Common Stock Underlying Options Exercisable within 60 Days
Gus J. Blass III	—
James E. Campbell III	—
Albert C. Clark	—
Grace Clark	—
Hassell H. Franklin	21,600
W. G. Holliman, Jr.	21,600
Warren G. Hood, Jr.	—
Keith J. Jackson	—
James V. Kelley	305,477
Larry G. Kirk	21,600
Turner O. Lashlee	21,600
Gordon R. Lewis	61,866
George F. Middlebrook III	—
Guy W. Mitchell III	18,000
Robert C. Nolan	21,600
W. Cal Partee, Jr.	21,600
Aubrey B. Patterson	512,386
Alan W. Perry	21,600
William L. Prater	16,467
W. James Threadgill, Jr.	72,600

These shares are deemed to be outstanding for the purposes of computing the “percent of class” for that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person.

Information in the table for individuals also includes shares held for their benefit in our 401(k) Profit-Sharing Plan, and in individual retirement accounts for which the shareholder can direct the vote. Except as indicated in the footnotes to this table, each person listed has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her pursuant to applicable law.

(3)	Based on shares beneficially owned by BlackRock, Inc. as set forth in a Schedule 13G/A dated as of January 20, 2012 and filed with the SEC on February 13, 2012. The “percent of class,” however, includes the additional 10,952,381 shares issued pursuant to our public offering of common stock on January 24, 2012, assuming its share ownership remained the same as of January 20, 2012. Without giving effect to the additional shares issued pursuant to the public offering, the “percent of class” was 7.16% as of January 20, 2012.
(4)	Includes shares purchased on January 24, 2012 pursuant to our public offering of common stock.
(5)	Includes 5,518 shares held in a trust of which Mr. Blass is the trustee for the benefit of his son, of which Mr. Blass disclaims beneficial ownership.
(6)	Includes 8,000 shares owned by a limited partnership in which Mr. Campbell is a partner, of which Mr. Campbell disclaims beneficial ownership as to 4,840 shares.
(7)	Includes 16,740 shares owned by Mr. Clark’s wife, of which Mr. Clark disclaims beneficial ownership.
(8)	Includes 141,417 shares owned by Mr. Holliman’s wife, of which Mr. Holliman disclaims beneficial ownership.
(9)	Includes 10,829 shares owned by Mr. Middlebrook’s wife, of which Mr. Middlebrook disclaims beneficial ownership.
(10)	Includes 13,435 shares held in trusts of which Mr. Nolan is the co-trustee for the benefit of his grandchildren, of which Mr. Nolan disclaims beneficial ownership, 302,004 shares held in a trust of which Mr. Nolan is the co-trustee for the benefit of his nieces, nephews, children and the lineal descendants of four co-trustees, of which Mr. Nolan disclaims beneficial ownership, and 4,227 shares owned by Mr. Nolan’s wife, of which Mr. Nolan disclaims beneficial ownership.
(11)	Includes 2,155 shares owned by Mr. Partee’s wife, of which Mr. Partee disclaims beneficial ownership, 12,393 shares held by Mr. Partee’s wife as custodian for the benefit of Mr. Partee’s children, of which Mr. Partee disclaims beneficial ownership, and 19,750 shares held in trusts for the benefit of Mr. Partee’s children, nieces and nephews, of which Mr. Partee disclaims beneficial ownership.
(12)	Includes 6,000 shares held in a trust of which Mr. Threadgill is the co-trustee for the benefit of his mother, of which Mr. Threadgill disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We believe that our executive compensation program has played a significant role in our ability to attract, motivate and retain a highly experienced team of executives. We believe that the program is structured in a manner that supports our company and our business objectives, as well as our culture and the traditions that have allowed us for over 130 years to meet the needs of our shareholders, customers and employees and to support the communities in which we operate.

Our Executive Compensation and Stock Incentive Committee regularly reviews our executive compensation program to ensure it achieves the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. In 2011, the committee engaged Towers Watson & Co. to review our executive compensation programs, advise the committee with respect to the aggregate level of compensation of our executive officers and advise the committee on the mix of elements used to compensate our executive officers.

As described below in the section entitled “– Compensation Policy,” our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, the attainment of corporate goals, and the realization of increased shareholder value. Performance criteria are established by our Executive Compensation and Stock Incentive Committee for annual incentive compensation opportunities under the Home Office Incentive Plan and Executive Performance Incentive Plan. Based on criteria established by the committee and our audited financial results for the year ended December 31, 2011, the only Named Executive Officers who earned a cash incentive bonus were Messrs. Lewis and Threadgill. To further encourage decision-making aligned with our long-term goals, performance shares are subject to a two-year performance period followed by a one-year retention period. Vesting of the performance shares granted in 2010 was subject to the achievement of performance goals related to cumulative earnings per share and average deposits and other funding sources for the performance period of 2010 through 2011. Because the performance goals established for these awards were not met during the performance period, none of the granted performance shares were earned. Similarly, vesting of performance shares granted in 2011 is subject to the achievement of performance goals for the performance period of 2011 through 2012.

Our principal measures of success in achieving our business objectives are an increasing dividend, growth in average deposits and other funding sources, return on average equity or average assets, earnings per share growth, asset quality and our overall market competitive position, as measured against our own internal standards and as compared to a peer group of comparably sized financial and bank holding companies. We believe our executive compensation program’s mix of base salary, annual and long-term incentive compensation, benefits and perquisites as described below in the section entitled “– Compensation Policy” is properly aligned with these objectives.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related Securities and Exchange Commission rules, in connection with the 2011 annual meeting of shareholders we solicited advisory votes by shareholders on executive compensation and on the frequency with which the advisory vote on executive compensation would be solicited. Our Board of Directors recommended that the advisory vote on executive compensation be solicited every three years, and this frequency of shareholder vote received the greatest number of votes from shareholders. The Board of Directors has determined that the Company will hold an advisory vote on the compensation of the Named Executive Officers every three years until the next shareholder vote on the frequency of the advisory vote, which will occur at the annual meeting of shareholders in 2017.

At our 2011 annual meeting of shareholders, 79% of the votes cast on the advisory say-on-pay proposal voted in favor of the compensation of the Named Executive Officers and only 4% voted against our executive compensation. The Executive Compensation and Stock Incentive Committee believes that this vote affirmed strong shareholder support for our executive compensation program. This vote took place in April 2011, after the committee had already established executive compensation for 2011. As a result of the level of shareholder approval and the timing of the vote, the committee did not make any significant changes to the executive compensation program for 2011 based on the say-on-pay advisory vote.

Compensation Overview

The Executive Compensation and Stock Incentive Committee of the Board of Directors administers our executive compensation program. The Executive Compensation and Stock Incentive Committee is composed entirely of directors who are independent under the listing standards of the New York Stock Exchange and our Director Independence Standards. Committee members are also required to meet applicable independence standards under Section 162(m) of the Internal Revenue Code and Securities and Exchange Commission Rule 16b-3. The Director Independence Standards are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The charter of the Executive Compensation and Stock Incentive Committee is available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Committee Charting.” The charter is reviewed annually by the Executive Compensation and Stock Incentive Committee and was most recently revised in January 2011.

In performing its duties, among other things, the Executive Compensation and Stock Incentive Committee:

•

Annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level based on this evaluation;

•

In determining the long-term incentive component of the Chief Executive Officer’s compensation, considers our performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable financial and bank holding companies, the awards given to the Chief Executive Officer in past years and such other factors as it may deem relevant;

•

For the (i) Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer, annually determines and approves, and (ii) other executive officers, annually reviews and recommends to the Board:

•	The annual base salary level(s);

•	Annual non-equity incentive compensation;

•	Awards under and changes to long-term incentive compensation plans and equity-based plans;

•	Employment agreements, severance arrangements and change-in-control agreements, in each case as, when and if appropriate; and

•	Any special or supplemental benefits plans or programs and perquisites;

•	At least annually and more often as circumstances dictate, reports its actions to the Board; and

•	Annually reviews and re-assesses the adequacy of the Executive Compensation and Stock Incentive Committee’s charter and recommends any proposed changes to the Board for approval.

Compensation Policy

Our principal measures of success in achieving our business objectives are an increasing dividend, growth in average deposits and other funding sources, return on average equity or average assets, earnings per share growth, our asset quality and our overall market competitive position, as measured against our own internal standards and as compared to a peer group of comparably sized financial and bank holding companies. The variable, performance-based elements of our executive compensation program are designed to reward our executive officers based on our overall performance in achieving defined performance goals relative to these measures.

Through our executive compensation program, we seek to provide:

•	Base salaries at levels that will attract and permit us to retain qualified executive officers;

•	Compensation that differentiates pay on the basis of performance;

•

Incentive compensation opportunities that will motivate executive officers to achieve both our short-term and long-term business objectives and that will provide compensation commensurate with our performance achievements;

•	Total compensation that is competitive with that of comparable financial and bank holding companies within the context of our performance; and

•	Protection of shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation.

Our executive compensation program consists of the following primary elements:

•

Annual base salary is intended to provide a foundation element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us; we seek to pay base salaries that are competitive with those paid to executive officers in comparable positions at comparable financial and bank holding companies;

•

Annual incentive compensation is a variable non-equity element that is based on the achievement of defined goals for a given fiscal year that are tied to our overall performance and, in some situations, performance of a specific business unit;

•	Long-term incentive compensation is a variable equity element that provides an emphasis on long-term performance goals, stock price performance, ongoing improvement and continuity of performance;

•	Employee benefits are intended to provide reasonable levels of security with respect to retirement, medical, death and disability protection and paid time off; and

•

Certain perquisites are used to supplement the other elements of compensation, facilitating the attraction and retention of executive officers of the caliber we believe necessary to remain competitive.

The Executive Compensation and Stock Incentive Committee uses the variable compensation elements of our executive compensation program (i.e., annual incentive compensation and long-term incentive compensation) as incentives that are based on our performance. While increases to annual base salaries also take individual and our overall performance into consideration, they are not predicated solely on performance achievements and are not subject to the same degree of variability as the performance-based incentives. The variable elements of compensation align with shareholder interests by focusing executives’ attention on key measures of performance that we believe either drive shareholder return or directly reflect our stock price performance.

The allocation of compensation across each of the elements of our executive compensation program is based on the following considerations:

•

The need to provide a level of basic compensation (i.e., base salary and employee benefits) necessary to enable us to attract and retain high-quality executives, regardless of external business conditions;

•	The goal of providing a substantial amount of compensation opportunities through performance-based, variable-compensation vehicles;

•	The goal of reflecting reasonable practices of comparable financial and bank holding companies within the context of our performance achievements; and

•	The desire to align our executives’ and our shareholders’ best interests through the use of equity-based compensation vehicles.

The following table reflects the percentage of total compensation allocated to each element of compensation, as set forth below in the section entitled “EXECUTIVE COMPENSATION – Summary Compensation Table,” for each of the Named Executive Officers for 2011:

Name	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Aubrey B. Patterson	35%	20%	—%	—%	44%	1%	100%
William L. Prater	69%	16%	—%	—%	8%	7%	100%
James V. Kelley	46%	18%	—%	—%	33%	3%	100%
Gordon R. Lewis	51%	17%	—%	*%	28%	4%	100%
W. James Threadgill, Jr.	46%	10%	—%	6%	34%	4%	100%

*	Less than 1%.

Our Executive Officer Incentive-Based Compensation Recovery Policy sets forth the conditions under which we may recover excess incentive-based compensation paid or awarded to or received by any of our current or former executive officers. In the event we are required to prepare an accounting restatement of our financial statements as a result of our material noncompliance with any financial reporting requirement under applicable federal securities laws, we will recover from each former or current executive officer any incentive-based compensation paid or awarded to or received by such executive officer during the three-year period preceding the date of filing with the SEC of the latest document containing materially noncompliant financial statements that are subject to the restatement.

The statute governing Mississippi state banks and our Amended and Restated Bylaws require our directors to own shares of our common stock in an aggregate amount of at least $200 par value (i.e., 80 shares). We do not, however, have any other requirements for minimum stock ownership for our officers or directors. Our Insider Trading Policy prohibits directors, officers and other employees from hedging the economic risk of ownership of any shares of our common stock they own.

Compensation Process

In 2011, we engaged Towers Watson to provide multiple services, including substantive consultation services with respect to general compensation, health, welfare and retirement benefits. In addition, Towers Watson is the actuary for our pension plan. Since 2001, the Executive Compensation and Stock Incentive Committee has separately engaged Towers Watson or its predecessor to review our executive compensation programs, advise the committee with respect to the aggregate level of compensation of our executive officers and advise the committee on the mix of elements used to compensate our executive officers. The Towers Watson consultants who are involved in this function are engaged separately and work independently from those Towers Watson consultants who are engaged for health, welfare and retirement consulting. In 2011, we paid Towers Watson approximately $182,000 in connection with executive compensation consulting services and approximately $1,294,000 for other services, including retirement plan and actuarial consulting, retirement plan administration and human resource program communication.

The Executive Compensation and Stock Incentive Committee generally meets four times a year and more often if necessary. Prior to each regular meeting, the Corporate Secretary sends materials to each committee member, including minutes of the previous meeting, an agenda, recommendations for the upcoming meeting and other materials relevant to the agenda items. On occasion, the Chief Executive Officer attends committee meetings to provide information to the committee concerning the performance of executive officers, discuss performance measures relating to executive officer compensation and make recommendations to the committee concerning the compensation of executive officers. The Executive Compensation and Stock Incentive Committee holds an executive session consisting only of committee members (and, as appropriate, representatives of Towers Watson) at almost every meeting. The Chief Executive Officer does not engage in discussions with the Executive Compensation and Stock Incentive Committee regarding his own compensation, except to respond to questions posed by committee members outside of the executive session deliberations.

Management annually compiles tally sheets to assimilate all components of compensation that are paid to the Named Executive Officers. This information is provided to the Executive Compensation and Stock Incentive Committee for use in its deliberations.

The Executive Compensation and Stock Incentive Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any executive officer. The committee receives reports from management pertaining to compensation for all other officers and annually reviews all of the perquisites paid to the Named Executive Officers as discussed below in the section entitled “– Components of Compensation – Perquisites.”

In connection with the deliberations of the Executive Compensation and Stock Incentive Committee, Towers Watson prepared an in-depth market analysis of our relative competitiveness with respect to the salary, annual bonus opportunity and long-term incentive opportunity for Messrs. Patterson and Kelley, and the base salary only for the remaining members of our senior management. This analysis included comparisons to both our peer group (identified below) and the overall relevant bank industry marketplace. Towers Watson’s analyses and reports were provided to both the Chairman of the committee and to management to facilitate review and discussion.

In addition, the Executive Compensation and Stock Incentive Committee relied on Towers Watson for the following:

•	Guidance regarding the appropriateness of the companies comprising our peer group;

•	The design and operation of our overall executive compensation program;

•	Guidance regarding the implications of various regulations affecting executive compensation; and

•	Research of issues and presentation of alternatives on topics of interest to the committee.

The Executive Compensation and Stock Incentive Committee determined specific salary levels and incentive award opportunities for 2011 through a qualitative analysis beginning from a base of objective market information. First, Towers Watson provided a memorandum to the Chairman of the committee that included a detailed market analysis and observations of the market competitiveness of the Chief Executive Officer’s and Chief Operating Officer’s base salary, target bonus opportunity and long-term incentive opportunity. The committee then reviewed this objective market information as a check to ensure that the current compensation of each executive was within an acceptable competitive range. In addition, the committee analyzed factors such as our past and expected future performance, past and expected future individual performance, career objectives, retention considerations, the current business environment and anticipated changes, and our near-term and long-term business strategies. In other words, the committee combined objective and financial information with subjective and qualitative considerations.

As a result of the peer group analysis, the Executive Compensation and Stock Incentive Committee did not set executive compensation in accordance with a specific benchmark nor use a peer group subset. The committee did, however, review proxy statement disclosures and compensation survey data. The peer group selected by the committee was comprised of both “primary comparators” and a “reference comparator.” The primary comparators were organizations that were within a range of approximately one-half to two times our asset size and the reference comparator was a financial institution of regional interest that was outside of that range. The primary and reference comparators were as follows:

•

Primary comparators: Commerce Bancshares, Inc.; Cullen/Frost Bankers, Inc.; First Horizon National Corporation; FirstMerit Corporation; Fulton Financial Corporation; Hancock Holding Company; Prosperity Bancshares, Inc.; Trustmark Corporation; United Community Banks, Inc.; Valley National Bancorp; and Webster Financial Corporation.

•	Reference comparator: Synovus Financial Corp.

The proxy statement review analysis included the following:

•	The pay levels and practices of the peer group of financial and bank holding companies selected by the committee;

•

The Chief Executive Officer’s and the Chief Operating Officer’s positions from both a “pay rank” perspective (i.e., highest paid and second-highest paid) and a “position match” perspective (i.e., Chairman and Chief Executive Officer, President and Chief Operating Officer);

•

Base salary, annual bonus (both target opportunity and bonus actually paid), total cash compensation (salary plus bonus), long-term incentive opportunity and total direct compensation (salary plus bonus and long-term incentive opportunity); and

•

Both descriptive statistics (e.g., 25th, 50th and 75th percentiles) for the primary comparators and our percentile ranking versus the peer group primary comparators for each pay element. Similar data was compiled for the reference comparator, but was not incorporated into the descriptive statistics or the percentile rankings.

In its review of compensation survey data, the Executive Compensation and Stock Incentive Committee used nationally recognized bank industry surveys (primarily surveys provided by Towers Watson and Mercer LLC) reflecting similarly-sized financial services organizations. Towers Watson provided the committee with comparisons using both a straight-line regression analysis, which related compensation to the asset size of the banking organization, and an “asset group” analysis, which examined pay data for the banking organizations falling within set asset-size groupings. This review included the following:

•	An examination of the Chairman and Chief Executive Officer and the President and Chief Operating Officer positions, as well as other selected senior management positions;

•	An examination of base salary, annual incentive opportunity and long-term incentive opportunity; and

•	A calculation of descriptive statistics reflecting the 25th, 50th and 75th percentiles of the participant data.

The Executive Compensation and Stock Incentive Committee believes that the overall compensation for both our Chief Executive Officer and Chief Operating Officer is competitive with our peer group and is commensurate with the responsibilities assigned to their respective positions. Compensation for our other executive officers is near the 50th percentile of the compensation for similarly situated officers in the peer group. Otherwise, our compensation policies are consistently applied for all of our executives. The difference between the award opportunities granted to Mr. Patterson as compared to Mr. Kelley, and to Messrs. Patterson and Kelley as compared to our other executive officers, is a reflection of differences in the level and scope of responsibility of their respective positions, and the market’s pattern of providing progressive award opportunities at higher levels.

Components of Compensation

The Executive Compensation and Stock Incentive Committee allocates compensation to our executive officers both as to specific components (e.g., base salary and incentive compensation) and as a whole. The Executive Compensation and Stock Incentive Committee is focused both on the individual components that make up each executive’s total compensation as well as the total compensation itself. Each of the components of compensation is discussed in more detail below.

Annual Base Salary

The Executive Compensation and Stock Incentive Committee views cash compensation as one element of overall compensation, but not necessarily as the principal means to provide incentive to our executive officers. We believe that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of each executive’s position, with an executive’s salary within a salary range being based upon his or her individual performance. In connection with the annual budget process, the Executive Compensation and Stock Incentive Committee considers salaries for the executive officers within the context of the competitive market data described above in the section entitled “– Compensation Process.” In its review of market data for setting 2011 salary levels, the committee found that, while there were some variances of our executives’ salaries from salaries for comparable positions at comparable financial and bank holding companies (which particular deviations were deemed appropriate), the salaries of our executives on the whole reasonably approximated the salaries at comparable financial and bank holding companies.

For 2011, the Executive Compensation and Stock Incentive Committee endeavored to understand competitive pay and compensation opportunities for similarly situated executive officers of comparable financial and bank holding companies and to provide reasonably competitive compensation within the context of our achievements. The committee reviewed the base salaries of our executive officers based on the following considerations:

•	Our salary budget for the applicable fiscal year, which includes the salary of all of our employees;

•

The executive officer’s pattern of achievement with respect to the budget and business plan performance in his or her area(s) of responsibility and overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters;

•

Assessment of the competitiveness of the executive’s salary as compared to competitive market data (with primary emphasis on setting base salary at the median salary for the comparable position at comparable financial and bank holding companies unless a different compensation level is warranted by individual performance or other considerations);

•	The current level of the executive officer’s base salary in relation to market competitive salary levels;

•	Marketplace trends in salary increases (both geographical and by industry); and

•

Consideration of our overall performance and aggregate cost affordability, retention risks, fairness in view of our overall salary increases and the executive officer’s potential for future contributions to the organization.

As a result of considering these factors, the Executive Compensation and Stock Incentive Committee increased the base salary of each of the Named Executive Officers for 2011 as set forth in the table below. For more information, see the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table.”

Name	2011 Base Salary	Percent Increase from 2010 Base Salary
Aubrey B. Patterson	$803,088	—%
William L. Prater	287,513	2.0%
James V. Kelley	512,500	—%
Gordon R. Lewis	339,788	2.0%
W. James Threadgill, Jr.	304,241	2.0%

In January 2012, the Executive Compensation and Stock Incentive Committee determined the base salary for the executive officers for 2012 based on the same methodology described above. As a result, the base salaries for only Messrs. Prater, Lewis and Threadgill were adjusted effective as of January 1, 2012.

Annual Incentive Compensation

Annual non-equity “bonuses” are a component of our executive compensation program. This component of overall compensation furthers our objectives to provide compensation that differentiates pay on the basis of performance, provide compensation commensurate with our performance achievements and protect shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation. We believe that annual incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position and should provide meaningful compensation opportunities in relation to our achievement of key annual performance goals. We believe that such compensation opportunities motivate executives to achieve our established goals. The Executive Compensation and Stock Incentive Committee considers annual bonuses for similarly situated executive officers of similarly-sized financial and bank holding companies within the context of the competitive market data described above in the section entitled “– Compensation Process.”

We provide annual incentive compensation opportunities to our executive officers under two incentive plans – the Executive Performance Incentive Plan and the Home Office Incentive Plan. The Executive Performance Incentive Plan provides for the payment of cash incentive bonuses and equity-based awards based upon the achievement of performance goals established by the Executive Compensation and Stock Incentive Committee. This plan is intended to increase shareholder value and our success by encouraging outstanding performance by our executive officers who are eligible to participate. For 2011, participation in the Executive Performance Incentive Plan was limited to the two executive officers whose compensation is subject to the deduction limitations of Section 162(m) of the Internal Revenue Code – the Chief Executive Officer and the Chief Operating Officer. Payments made under the Executive Performance Incentive Plan are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The amount of the cash bonus may vary among participants from year to year.

The Executive Compensation and Stock Incentive Committee administers the Executive Performance Incentive Plan, and all of the members of the committee are qualified under all applicable independence standards (including Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3). The committee may establish performance goals for awards granted under the plan based on any of the following business criteria:

•	Return on average equity or average assets;

•	Deposits and other funding sources;

•	Revenue, including interest income and/or non-interest income, and/or return on revenue;

•	Cash flow (operating, free, cash flow return on equity, cash flow return on investment);

•	Earnings, before or after taxes, interest, depreciation and/or amortization;

•	Earnings per share;

•	Net interest margin;

•	Improvement in credit quality measures, including non-performing asset ratio, net charge-off ratio or reserve coverage of non-performing loans vs. peers;

•	Efficiency ratio;

•	Loan growth; and

•	Total shareholder return.

The Executive Compensation and Stock Incentive Committee may take into account several factors when establishing performance goals for cash incentive bonuses, but these goals must be objectively determinable and based on levels of achievement of the business criteria listed above. No later than 90 days after the beginning of each fiscal year or any other performance period, the committee specifies in writing:

•	The type of award (i.e., cash or equity);

•	The target amount payable to each participant;

•	The maximum amount payable to each participant;

•	The performance goals upon which each participant’s award is conditioned; and

•	The formula to determine the amount payable or shares that become vested based on the achievement of the specified goals.

The amount of awards may vary among participants and from year to year, but the maximum cash bonus payable to any participant under the Executive Performance Incentive Plan in a year is $4 million.

Following the applicable performance period, the Executive Compensation and Stock Incentive Committee certifies in writing for each participant whether the performance goals and any other material conditions have been met. If these goals and conditions have been met, the committee may authorize payment of the amount earned under an award. The committee has discretion to reduce or eliminate, but not increase, an amount that is payable under the Executive Performance Incentive Plan. The certification of achievement of performance goals under the Executive Performance Incentive Plan and the Home Office Incentive Plan, and the corresponding cash bonus payments, occurs upon the filing of our Annual Report on Form 10-K.

We also provide incentive compensation opportunities to our executive officers and other participants under the Home Office Incentive Plan. The Home Office Incentive Plan uses the same performance measures and goals as the Executive Performance Incentive Plan referenced above, but also allows the Executive Compensation and Stock Incentive Committee to consider subjective factors and to use its discretion to either increase or decrease resultant awards.

The Home Office Incentive Plan and the Executive Performance Incentive Plan are similar but separate programs. Certain employees are eligible for either one program or the other, but not both. The Home Office Incentive Plan covers approximately 70 key management employees who are selected by our Board of Directors and does not impact the awards generated under the Executive Performance Incentive Plan. Awards earned under the Home Office Incentive Plan and the Executive Performance Incentive Plan during 2011 had the following characteristics:

•

Awards were based on growth in average deposits and other funding sources and return on average equity, as reported to the committee based on the audited financial statements for the year ended December 31, 2011. These metrics were selected because of their relationship to shareholder value. Performance goals using these metrics were established and were applied consistently to all participants of both plans;

•	The award opportunities were established on the basis of the following:

•

Each participant’s role and level in the organization, his or her potential to make significant contributions to our success and market competitive levels for similarly situated positions in comparable financial and bank holding companies;

•

The nature of the participant’s position and scope of responsibilities so that performance goals were tailored to either our overall performance or business unit performance, depending on the scope of the participant’s responsibilities; and

•

Our business environment and positioning in comparison to key competitors, as well as our near-term business plan and long-term business strategy, which were the basis for establishing performance goals;

•	The relationship between performance goals and amount of award earned was set forth in a matrix that specified the target award opportunity for performance criteria;

•

The actual performance achieved as reported to the committee was compared to the goals established for the year and the amount of award earned was determined for each participant. For participants in the Executive Performance Incentive Plan, the Executive Compensation and Stock Incentive Committee certified the achievement of performance goals in writing, as is required; and

•	No discretion was applied to adjust the amount awarded under either plan.

Awards under the Executive Performance Incentive Plan and Home Office Incentive Plan were made in 2011 to provide cash bonus opportunities that were a percentage of each participant’s base salary, subject to the achievement of the performance goals described below. The cash bonus opportunities for 2011 for the Named Executive Officers were as follows:

		Award Opportunity as a Percentage of Salary(1)
Name	Annual Incentive Plan Participation	Threshold	Target	Maximum
Aubrey B. Patterson	Executive Performance Incentive Plan	16.5%	50%	100%
William L. Prater	Home Office Incentive Plan	7.43%	22.5%	45%
James V. Kelley	Executive Performance Incentive Plan	12.38%	37.5%	75%
Gordon R. Lewis	Home Office Incentive Plan	8.25%	25%	50%
W. James Threadgill, Jr.	Home Office Incentive Plan	8.25%	25%	50%

(1)	Straight-line interpolation used to determine award opportunities for performance between goal levels.

Awards were targeted to each executive’s role and scope of responsibility in the organization. For some executives, performance goals were based entirely on overall company performance. For others, a portion of performance was also measured by goals that were tied to the area of the individual’s responsibility. For our Named Executive Officers, 2011 performance measures were weighted as follows:

Name	Performance Criteria
	Overall BancorpSouth Performance	System-wide Community Bank Performance	Lines of Business
Aubrey B. Patterson	100%	—%	—%
William L. Prater	100%	—%	—%
James V. Kelley	100%	—%	—%
Gordon R. Lewis	75%	25%	—%
W. James Threadgill, Jr.	75%	—%	25%

For 2011, the Executive Compensation and Stock Incentive Committee established the performance goals set forth below for the Named Executive Officers with respect to the enumerated performance criteria. The target amounts for each performance criterion were incorporated into our fiscal budget. Our performance in 2011 for each criterion is also set forth in the following two tables, based on our audited financial results for the year ended December 31, 2011:

Overall BancorpSouth Performance Criteria
Performance Goal	Threshold Amount	Target Amount	Maximum Amount	2011 Performance
Growth in Average Deposits and Other Funding Sources	$10,727,000,000	$11,919,000,000	$13,111,000,000	$11,916,000,000
Return on Average Equity	3.48%	4.09%	4.70%	3.03%

System-wide Community Bank Performance Criteria
Performance Goal	Target Amount	2011 Performance	% of Target Achieved	Weighting Factor
Pre-Tax Net Income	$218,515,218	$235,784,038	107.90%	47%
Loan Growth	$8,515,725,175	$8,325,416,045	97.77%	10%
Deposit Growth	$10,523,928,358	$10,358,588,265	98.43%	10%
Non-interest Income	$79,258,840	$87,490,983	110.39%	10%
Loan Quality Rating	<2.50%	4.97%	N/A	17	%(1)
Customer Satisfaction	Qualitative	Achieved	100.00%	6%

(1)	The Loan Quality Rating performance goal served as an automatic disqualifier for the Pre-Tax Net Income, Loan Growth, Deposit Growth and Non-interest Income performance goals. If the target Loan Quality Rating was not met, then Mr. Lewis would not be eligible to receive a cash incentive bonus with respect to all of the other performance goals in the System-wide Community Bank Performance Criteria, except for the Customer Satisfaction performance goal.

Lines of Business Performance Criteria
Performance Goal	Threshold Amount	Target Amount	Maximum Amount	2011 Performance	% of Target Achieved	Weighting Factor
Adjusted Pre-Tax Net Income	$29,477,092	$32,752,324	$36,027,556	$49,380,568	150.77%	100%

Based on our audited financial results for the year ended December 31, 2011, we achieved 100% of the target amount for the Growth in Average Deposits and Other Funding Sources performance goal but only 74% of the target amount for the Return on Average Equity performance goal of the Overall BancorpSouth Performance Criteria. Pursuant to the terms of the Executive Performance Incentive Plan and the Home Office Incentive Plan, the threshold levels of both performance goals must be achieved for the awards granted thereunder to be earned and paid. Because we did not achieve the threshold level for Return on Average Equity in 2011, no cash incentive bonus payments were made to the Named Executive Officers based on the Overall BancorpSouth Performance Criteria.

The System-wide Community Bank Performance Criteria applied only to Mr. Lewis and was the basis for 25% of his annual incentive compensation award opportunity. The award determination was based on the aggregation of performance achieved with respect to several elements, consisting of our community bank financial budget for each performance measure. Because we failed to achieve the Loan Quality Rating performance goal, no cash incentive bonus payments were made to Mr. Lewis with respect to the Pre-Tax Net Income, Loan Growth, Deposit Growth and Non-interest Income performance goals. Mr. Lewis did receive a cash incentive bonus payment, however, with respect to achievement of the Customer Satisfaction performance goal.

The Lines of Business criterion applied only to Mr. Threadgill and was the basis for 25% of his annual incentive compensation award opportunity, which would result in a cash bonus of 6.25% of his base salary upon achievement of the target performance goal. The award determination was based on our performance with regard to mortgage loans, annuities, insurance, trust and brokerage for the year ended December 31, 2011. Because the performance goal of the Lines of Business criterion was achieved at the maximum level, Mr. Threadgill received a cash incentive bonus payment in an amount equal to 12.5% of his base salary.

Based on our performance in 2011 with respect to each of the performance criteria, the following cash incentive bonus payments were made to the Named Executive Officers in 2012:

Name	2011 Cash Incentive Bonus	Bonus as a Percentage of Salary
Aubrey B. Patterson	$—	—%
William L. Prater	—	—%
James V. Kelley	—	—%
Gordon R. Lewis	1,417	0.4%
W. James Threadgill, Jr.	38,030	12.5%

Long-Term Incentive Compensation

Long-term incentive compensation is another important part of our executive compensation program and provides equity-based awards to align the interests of our executives with those of our shareholders. The Executive Compensation and Stock Incentive Committee’s current approach is to provide long-term incentive compensation to our executives and other employees through grants of stock options and performance shares. Under the relevant shareholder-approved plan – the Long-Term Equity Incentive Plan – the committee may grant non-qualified stock options, incentive stock options, performance shares, restricted stock and restricted stock units. We believe that the level of long-term incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position. The Executive Compensation and Stock Incentive Committee considers long-term incentive compensation for executive officers at comparable financial and bank holding companies within the context of the competitive market data described above in the section entitled “– Compensation Process.” In 2011, the committee attempted to set the long-term incentive compensation for each of the Named Executive Officers at levels that were near the 50th percentile for comparable positions at comparable financial and bank holding companies.

The Executive Compensation and Stock Incentive Committee has the ability to use different types of long-term incentive awards for achieving our compensation objectives. For example, the committee may grant:

•	Stock options to focus on stock price appreciation;

•	Restricted stock and restricted stock units as an incentive for continued service or to emphasize both our overall performance and executive retention; and

•	Performance shares as an incentive to improve our overall long-term performance.

We generally grant stock options and performance shares under our Long-Term Equity Incentive Plan to provide performance-based long-term incentive compensation because the value to the recipient is dependent upon appreciation in our stock price and is driven by our overall performance. In recent years, 40% of the annual long-term incentive award opportunity was granted as stock options in the autumn and 60% of the corresponding long-term incentive award opportunity was granted as performance shares in the following spring. In 2011, however, the committee decided not to grant stock options to our executives. Beginning in 2012, we anticipate that our pattern of equity grants going forward will be to grant stock options and performance shares at the beginning of each year. In January 2012, the Executive Compensation and Stock Incentive Committee granted to the Named Executive Officers options to purchase the following number of shares of our common stock and the following number of performance shares, subject to satisfaction of the “circuit breaker,” the achievement of enumerated performance goals during the 2012 through 2013 performance period and continued service during the retention period:

Name	Shares Underlying Option Award	Performance Shares
		Threshold Amount	Target Amount	Maximum Amount
Aubrey B. Patterson	46,593	1,890	15,000	30,000
William L. Prater	15,000	567	4,500	9,000
James V. Kelley	21,238	857	6,800	13,600
Gordon R. Lewis	25,000	945	7,500	15,000
W. James Threadgill, Jr.	15,000	567	4,500	9,000

In 2012, equity-based awards were limited to officers who were responsible for long-term investment, operating or policy decisions and to officers who were instrumental in implementing those decisions. In determining the total number of equity-based awards to be granted to executives in 2012, the Executive Compensation and Stock Incentive Committee considered the number of shares available under the Long-Term Equity Incentive Plan but had no fixed formula for determining the total number of shares to be granted. In selecting the award recipients and determining the level of equity grants made in 2012, the committee considered a combination of the following:

•	Market competitive data;

•	The scope of responsibility of each officer;

•	The degree to which the business unit(s) influenced by each officer contributed to our profits;

•	The degree to which asset quality and other risk decisions were influenced by each officer’s direction;

•	The number of awards currently held by each officer; and

•	The long-term management potential of each officer.

No single factor was weighed more heavily than any other factor in determining the amount of equity grants.

Performance Shares. Performance shares are long-term incentive awards denominated in shares of our common stock. The value of earned performance shares is determined by the market value of our common stock. The number of shares earned is based on the achievement of goals related to our overall financial and operating performance as determined by the Executive Compensation and Stock Incentive Committee. The performance measures for the awards granted in 2011 were based on our cumulative earnings per share and average deposits and other funding sources over a two-year period. The award cycle for performance shares is three years and is comprised of a two-year performance period followed by a one-year retention period. The “performance period” is set at two years to reflect a realistic time period for achieving credible performance goals in the current economic environment for the financial services industry and the “retention period” is set at one year to enhance the retentive power of the performance share awards (three years overall) and so that the impact of stock price performance reflects a longer period. With respect to the performance shares granted in 2011, the Executive Compensation and Stock Incentive Committee included a “circuit breaker” feature (cumulative earnings per share over two years based on 70% of budget) that must be satisfied before performance shares are eligible to be earned for the performance period. Once the “circuit breaker” is satisfied, awards will be earned if threshold performance is achieved with respect to at least one of the two performance measures, subject to continued service during the retention period. The award cycle for long-term incentive compensation is configured so that a new three-year award cycle will begin every year that performance shares are granted.

The performance shares granted in 2010 were subject to the achievement of the following performance goals for the 2010 through 2011 performance period:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount	Actual Performance
Cumulative EPS	$2.18	$2.73	$3.00	$0.72
Average Deposits and Other Funding Sources	$9,636,000,000	$12,045,000,000	$13,250,000,000	$11,918,000,000

Our actual performance for these performance goals was based on our audited financial results for the two years ended December 31, 2011. With respect to the performance shares that were granted in 2010, the 2010 through 2011 performance period is complete and, because the “circuit breaker” was not satisfied, none of the performance shares granted in 2010 were earned and all have been forfeited.

In 2011, the Executive Compensation and Stock Incentive Committee granted the following number of performance shares to the Named Executive Officers, subject to satisfaction of the “circuit breaker,” the achievement of enumerated performance goals during the 2011 through 2012 performance period and continued service during the retention period:

Name	Threshold Amount	Target Amount	Maximum Amount
Aubrey B. Patterson	3,780	30,000	60,000
William L. Prater	567	4,500	9,000
James V. Kelley	1,714	13,600	27,200
Gordon R. Lewis	945	7,500	15,000
W. James Threadgill, Jr.	567	4,500	9,000

The Executive Compensation and Stock Incentive Committee established the following performance goals for the 2011 through 2012 performance period with respect to the performance shares granted in 2011:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount
Cumulative EPS	$1.23	$1.54	$1.69
Average Deposits and Other Funding Sources	$9,718,000,000	$12,148,000,000	$13,363,000,000

Once the “circuit breaker” is satisfied and subject to continued service during the retention period, awards are earned if at least threshold performance is achieved with respect to one of the two performance measures. The number of performance shares actually earned is then determined from a matrix based on the actual performance achieved with respect to each measure, with straight-line interpolation used for performance between goal levels for each measure in the matrix.

Stock Options. Stock options granted under the Long-Term Equity Incentive Plan vest ratably on the basis of continued employment over the three-year period following the date of grant. The exercise price is equal to the closing price of our common stock on the date of grant and the maximum term of the stock option is seven years. In 2011, no stock options were granted to the Named Executive Officers.

Executive Benefits

We provide our executive officers with benefits in amounts that we believe are reasonable, competitive and consistent with our executive compensation program. We believe that such benefits help us to attract and retain executive officers of the caliber we believe necessary to remain competitive. We offer group life, disability, medical, dental and vision insurance to all our employees. We also maintain a Retirement Plan, which is discussed in detail below in the section entitled “EXECUTIVE COMPENSATION – Pension Benefits – Retirement Plan.” In addition, we maintain bank-owned life insurance that can be used for funding supplemental benefits to certain executive officers.

Perquisites

We provide our executive officers with perquisites in amounts that we believe help us attract and retain highly-qualified leaders. For certain executives, including the Named Executive Officers, we provide a company automobile and pay the cost of an annual physical examination, and we will pay country club dues for any executive who was an existing member of a country club at the time of hire.

In addition, we own and operate corporate aircraft to facilitate the business travel of our executive officers consistent with the best use of their time. The executives other than Messrs. Patterson and Kelley are not generally entitled to use our aircraft for personal travel.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our executives. Qualifying performance-based compensation, however, is fully deductible without regard to the general Section 162(m) limits if certain requirements are met. Section 162(m) also permits full deductibility for certain pension contributions and other payments. The Executive Compensation and Stock Incentive Committee has carefully considered the impact of Section 162(m) and its limits on deductibility, and intends that certain of our compensation plans qualify for an exception to the limitations of Section 162(m) so that we may fully deduct compensation paid under these plans. The Executive Performance Incentive Plan is considered “performance-based” for this purpose, as are certain awards under the Long-Term Equity Incentive Plan.

A portion of the compensation that is payable under certain of our other executive compensation arrangements may exceed the Section 162(m) limitation and, therefore, may not be deductible by us. In adopting these executive compensation arrangements, the Executive Compensation and Stock Incentive Committee determined that the benefits of these arrangements to us and our shareholders outweighed the inability to deduct a portion of the compensation for federal income tax purposes.

Employment Contracts and Change in Control Arrangements

We have no written employment agreements with any of our executives, including the Named Executive Officers.

We have entered into a Change in Control Agreement with certain of our executives, including each of the Named Executive Officers, that provides certain benefits in the event that we experience a change in control and we terminate the executive’s employment without “just cause” (“just cause” generally includes conviction of certain crimes, commission of certain acts of dishonesty or intentional neglect of or material inattention to duties) or the executive terminates his or her employment with “cause” (i.e., a material adverse alteration in the executive’s position, a reduction in compensation, a relocation of the executive to a location more than 35 miles from the executive’s current workplace or a material breach by us of our employment policies) within 24 months after the change in control. In general, the amount payable to Messrs. Patterson and Kelley under the agreements is 300% of the amount of annual base compensation and the highest annual bonus that the executive would otherwise be entitled to receive in the year that the change in control occurs, and the amount payable to Messrs. Lewis, Prater and Threadgill is 200% of such annual base compensation and annual bonus. Each agreement includes a “double trigger” (i.e., requiring both a change in control and termination of the executive’s employment for the executive to receive payment) so that the executive will only receive additional benefits if a change in control also has an adverse impact on the executive and the surviving entity is not required to provide such benefits if it desires to maintain the services of the executive. For more information about the amounts payable to the Named Executive Officers under the Change in Control Agreements, see the section below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

All equity incentives granted under our stock incentive plans, including those granted to the Named Executive Officers, become vested and/or exercisable immediately if we undergo a change in control. Under the Executive Performance Incentive Plan, if we experience a change in control, all participants will receive the maximum amount payable under the incentive bonus. This bonus will be paid as soon as practicable following the change in control. No tax gross-ups for bonuses are provided under the Executive Performance Incentive Plan.

Retirement Benefits

We maintain certain compensatory arrangements as part of our executive compensation program that are intended to provide payments to certain of our employees, including the Named Executive Officers, upon their resignation or retirement. These include our 401(k) Profit-Sharing Plan, a defined benefit retirement plan referred to as our Retirement Plan, a supplemental defined benefit plan referred to as our Restoration Plan, a supplemental defined benefit plan referred to as our Supplemental Executive Retirement Plan and a contributory deferred compensation arrangement referred to as our Deferred Compensation Plan. The purpose of these plans is to provide competitive retirement benefits that enable us to attract and retain talented leaders who will exert considerable influence on our direction and success.

All of our employees who have completed one year of service and attained the age of 18 are eligible to participate in our 401(k) Profit-Sharing Plan with respect to elective deferrals and matching contributions. Employees who completed their first hour of service on or after January 1, 2006 and have attained the age of 21 are eligible to participate in our profit-sharing contributions. Pursuant to the plan, each participant could contribute up to a maximum of $22,000 for 2011 ($16,500 limit for all employees plus $5,500 maximum “catch-up” for each employee over the age of 50). Under the plan, we provide a matching contribution for the first five percent of base salary contributed in the plan, up to a maximum of $12,250 per year.

We maintain the Retirement Plan, a tax-qualified, non-contributory, defined benefit retirement plan, for our employees and those of our subsidiaries. The Retirement Plan was amended effective December 30, 2011 to provide benefits for employees who had reached the age of 21 and had completed one year of service. As a result of the amendment, employees hired prior to January 1, 2006 will continue to accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016. After that date, such employees will accrue benefits based on a cash balance formula. Employees hired on or after January 1, 2006 will start accruing benefits under a cash balance formula as of January 1, 2012. For 2011, the maximum annual benefit allowable under the Internal Revenue Code with respect to the Retirement Plan was $195,000 and the maximum amount of allowable annual compensation considered was $245,000.

We have also adopted the Restoration Plan, a non-qualified, non-contributory, unfunded defined benefit pension plan for certain officers. Benefits under the Restoration Plan are based on the same formulae as those in the Retirement Plan, but only to the extent that compensation and annual benefit accruals exceed the limits under the Internal Revenue Code and, therefore, are not included in the Retirement Plan.

We maintain the Supplemental Executive Retirement Plan, a non-qualified, non-contributory, unfunded defined benefit pension arrangement for selected key employees in the form of a deferred compensation agreement. Benefits under the Supplemental Executive Retirement Plan are based primarily on final average compensation. This arrangement supplements the benefits under the Retirement Plan and the Restoration Plan.

We also maintain the Deferred Compensation Plan to allow certain members of senior management to defer a portion of their cash compensation. Amounts that are deferred are credited with a market interest rate and are paid out upon retirement or termination of employment.

Prior to January 1, 2012, employees hired on or after January 1, 2006 did not receive any benefit under the Retirement Plan or the Restoration Plan, and instead received an automatic contribution to the 401(k) Profit-Sharing Plan equal to 2% of their respective salaries. This additional 2% contribution was not dependent on employee deferrals to the 401(k) Profit-Sharing Plan. This automatic contribution was discontinued as of January 1, 2012. Because Mr. Prater was hired after January 1, 2006, he did not participate in the Retirement Plan or the Restoration Plan as of December 31, 2011 but became a participant with respect to the cash balance formula that became effective January 1, 2012.

Each of the Named Executive Officers other than Mr. Prater is eligible for normal or early retirement pursuant to the 401(k) Profit-Sharing Plan, the Retirement Plan, the Restoration Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. Mr. Prater is eligible for normal or early retirement pursuant to the 401(k) Profit-Sharing Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. The amounts each Named Executive Officer would have received under these plans if he had retired on December 31, 2011 are provided below in the section entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

Risk Management Considerations

The Executive Compensation and Stock Incentive Committee reviews the risks and rewards associated with our compensation programs. The committee designs our compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. The committee believes that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. The committee takes risk management seriously and conducted an in-depth review of our compensation program during 2010 to identify and remediate any risk-taking incentives that might exist. In addition, as discussed above in the section entitled “– Compensation Policy,” we have an Executive Officer Incentive-Based Compensation Recovery Policy, which sets forth the conditions under which we may recover excess incentive-based compensation paid or awarded to or received by any of our current or former executive officers.

Together, the features of our executive compensation program are intended to:

•	Ensure that our compensation opportunities do not encourage excessive risk taking; and

•	Focus our executive officers on managing BancorpSouth towards creating long-term, sustainable value for our shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation paid or accrued by us and our subsidiaries for the last three years with respect to each of our “Named Executive Officers” – the Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2011 and whose total compensation for 2011 exceeded $100,000:

Name and Principal Position	Year	Salary(1)	Stock Awards(2)		Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total	Total Realized Compensation(7)
Aubrey B. Patterson Chairman and Chief Executive Officer	2011	$803,088	$456,900		$—	$—	$1,013,075	$30,926	$2,303,989	$1,014,753
	2010	803,088	622,800		378,250	—	884,489	35,481	2,724,108	1,100,165
	2009	783,500	1,541,018	(8)	629,606	681,645	969,109	29,378	4,634,256	2,266,723

William L. Prater Treasurer and Chief Financial Officer	2011	$287,513	$68,535		$—	$—	$35,166	$27,217	$418,431	$314,730
	2010	281,875	62,280		60,866	—	68,155	26,555	499,731	308,430
	2009	275,000	30,542		67,500	107,663	40,768	13,188	534,661	395,851

James V. Kelley President and Chief Operating Officer	2011	$512,500	$207,128		$—	$—	$371,816	$31,328	$1,122,772	$543,828
	2010	512,500	282,336		172,418	—	333,113	29,263	1,329,630	541,763
	2009	500,000	258,762		286,720	326,250	369,633	42,023	1,783,388	868,273

Gordon R. Lewis Executive Vice President	2011	$339,788	$114,225		$—	$1,417	$186,803	$24,253	$666,486	$365,458
	2010	333,125	124,560		101,477	—	257,510	23,537	840,209	356,662
	2009	325,000	95,445		135,000	108,753	217,944	22,516	904,658	456,269

W. James Threadgill, Jr.(9) Executive Vice President	2011	$304,241	$68,535		$—	$38,030	$227,341	$25,541	$663,688	$367,812
	2009	291,000	76,356		101,250	167,689	196,747	24,058	857,100	482,747

(1)	The amounts shown for 2011 include the following amounts of deferred compensation in accordance with the Deferred Compensation Plan:

Name	Deferred Compensation
Aubrey B. Patterson	$16,500
William L. Prater	—
James V. Kelley	—
Gordon R. Lewis	67,808
W. James Threadgill, Jr.	—

(2)	The amounts shown reflect the aggregate grant date fair value for performance shares granted under the Long-Term Equity Incentive Plan, assuming that target performance goals are attained during the 2011 through 2012 “performance period” and service continues through the 2013 “retention period.” For the 2009 through 2010 and the 2010 through 2011 “performance periods,” the performance goals were not attained and, therefore, none of the awards granted in 2009 or 2010 were earned.

With respect to the performance shares granted in 2011, assuming that the maximum performance goals are attained during the 2011 through 2012 “performance period” and service continues through the 2013 “retention period,” the aggregate grant date fair value of these shares would have been:

Name	Stock Awards
Aubrey B. Patterson	$913,800
William L. Prater	137,070
James V. Kelley	414,256
Gordon R. Lewis	228,450
W. James Threadgill, Jr.	137,070

(3)	The amounts shown reflect the aggregate grant date fair value for option awards granted under the Long-Term Equity Incentive Plan.
(4)	The amounts shown reflect cash awards earned during the indicated years under the Executive Performance Incentive Plan for Messrs. Patterson and Kelley and cash awards earned during the indicated years under the Home Office Incentive Plan for Messrs. Lewis, Prater and Threadgill.
(5)	The key assumptions used to determine the pension values are described below in the section entitled “– Pension Benefits – Assumptions Used to Calculate Pension Values.” Because the interest rate (3.30%) on deferred compensation does not exceed 120% of the applicable federal long-term rate, no earnings on nonqualified deferred compensation are included.

(6)	Details of the amounts reported as All Other Compensation for 2011 are as follows:

Name	401(k) Contribution	Company Automobile	Country Club Dues	Physical Exam
Aubrey B. Patterson	$12,250	$8,953	$5,988	$3,735
William L. Prater	12,250	7,626	5,488	1,853
James V. Kelley	12,250	12,855	5,488	735
Gordon R. Lewis	12,250	7,256	4,012	735
W. James Threadgill, Jr.	12,250	7,278	5,488	525

(7)	To supplement the SEC-required disclosure in the Summary Compensation Table, we have included the additional column showing “Total Realized Compensation,” which represents the total compensation realized by each Named Executive Officer in each of the years shown. Total compensation, as calculated under SEC rules and shown in the “Total” column, includes several items that are driven by accounting and actuarial assumptions but are not necessarily indicative of compensation that is actually realized or received by the Named Executive Officers in a particular year. “Total Realized Compensation” represents (a) the amount calculated under applicable SEC rules and set forth in the “Total” column, minus (b) the aggregate grant date fair value of equity awards (as reflected in the “Stock Awards” and “Option Awards” columns), minus (c) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column), plus (d) the value realized from the exercise of stock options and the vesting of restricted stock or performance shares before payment of any applicable withholding taxes and brokerage commissions (as reflected in the “Option Exercises and Stock Vested” table below in this proxy statement and the same table in each of the proxy statements for the 2011 and 2010 annual meetings of shareholders).
(8)	The amount shown includes the aggregate grant date fair value of 49,203 shares of restricted stock granted under the Long-Term Equity Incentive Plan.
(9)	Because Mr. Threadgill was not a Named Executive Officer with respect to 2010, information is only provided for 2009 and 2011.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The change in each executive’s pension value that is reported in the Summary Compensation Table is the change in our obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value of a benefit, as of December 31 of each respective year, that will be paid at the executive’s normal retirement date (age 65) based on the benefit formula and the executive’s current pay and service. In the case of Mr. Patterson, the Summary Compensation Table reflects the value of his postponed retirement benefit because he is older than his normal retirement age.

Change in pension values may be a result of various sources such as:

•

Service accruals. As the executive earns an additional year of service, the present value of the liability increases because the executive has earned one year more service than he had at the prior measurement date.

•

Compensation increases/decreases. As the executive’s compensation increases, the present value of the liability increases because the executive’s average compensation under each plan has increased since the prior measurement date. If the executive’s compensation decreases, however, average compensation under each plan normally will not decrease as a result of the definition of average compensation.

•

Aging. The change in pension values shown in the Summary Compensation Table are present values of retirement benefits that will be paid in the future. Generally, as an executive who is under age 65 approaches retirement, the present value of the liability increases for each year that the executive is nearer to retirement.

•

Changes in assumptions. The change in pension values shown in the Summary Compensation Table is the present value of the increase in pension benefits during the applicable year. A discount rate and mortality table are used to calculate this value. The discount rates used under the Retirement Plan, the Restoration Plan and the Supplemental Executive Retirement Plan all decreased since the prior year, which caused an increase in the present value of the benefit as of December 31, 2011. The mortality table was updated since the prior year to reflect mortality improvements.

The pension benefits and assumptions used to calculate these values are described in more detail in the section below entitled “– Pension Benefits.”

Grants of Plan-Based Awards

The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2011:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Aubrey B. Patterson	—	$132,510	$401,544	$803,088	—	—	—	—	—	$—	$—
	3/23/11	—	—	—	3,780	30,000	60,000	—	—	—	456,900	(3)
William L. Prater	—	$21,362	$64,690	$129,381	—	—	—	—	—	$—	$—
	3/23/11	—	—	—	567	4,500	9,000	—	—	—	68,535	(3)
James V. Kelley	—	$63,448	$192,188	$384,375	—	—	—	—	—	$—	$—
	3/23/11	—	—	—	1,714	13,600	27,200	—	—	—	207,128	(3)
Gordon R. Lewis	—	$28,033	$84,947	$169,894	—	—	—	—	—	$—	$—
	3/23/11	—	—	—	945	7,500	15,000	—	—	—	114,225	(3)
W. James Threadgill, Jr.	—	$25,100	$76,060	$152,121	—	—	—	—	—	$—	$—
	3/23/11	—	—	—	567	4,500	9,000	—	—	—	68,535	(3)

(1)	The estimated payouts shown reflect cash bonus awards granted under the Executive Performance Incentive Plan for Messrs. Patterson and Kelley and cash bonus awards granted under the Home Office Incentive Plan for Messrs. Prater, Threadgill and Lewis, where receipt is contingent upon the achievement of certain performance goals. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Annual Incentive Compensation.”
(2)	Reflects the number of performance shares granted under our Long-Term Equity Incentive Plan that will vest on January 1, 2014 upon the achievement of certain performance goals for the 2011 through 2012 “performance period” and continued service through the 2013 “retention period.” The amounts shown assume that the “circuit-breaker” feature (i.e., cumulative earnings per share over two years based on 70% of budget) is satisfied and threshold, target or maximum performance (as applicable) is achieved with respect to both of the performance measures (i.e., two-year cumulative earnings per share and two-year average deposits and other funding sources). For more information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(3)	With respect to performance shares granted under our Long-Term Equity Incentive Plan, the amounts shown include the aggregate grant date fair value of such shares, assuming that target performance goals are attained during the 2011 through 2012 “performance period” and service continues through the 2013 “retention period.” For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2011:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Name	(Exercisable)	(Unexercisable)
Aubrey B. Patterson	75,000	—		—	$23.51	10/31/2013	—		$—	—		$—
	80,000	—		—	23.19	11/30/2015	—		—	—		—
	74,000	—		—	24.78	10/31/2013	—		—	—		—
	93,200	—		—	22.97	10/31/2014	—		—	—		—
	100,000	—		—	24.27	10/31/2015	—		—	—		—
	62,124	31,062	(3)	—	22.39	11/01/2016	—		—	—		—
	31,062	62,124	(4)	—	13.25	11/30/2017	—		—	3,780	(5)	41,656
	—	—		—	—	—	16,401	(6)	180,739	—		—
William L. Prater	4,800	—		—	24.27	10/31/2015	—		—	—		—
	6,667	3,333	(3)	—	22.39	10/31/2016	—		—	—		—
	5,000	10,000	(4)	—	13.25	11/30/2017	—		—	567	(5)	6,248
James V. Kelley	30,000	—		—	19.18	10/31/2012	—		—	—		—
	32,000	—		—	23.51	10/31/2013	—		—	—		—
	32,000	—		—	24.03	10/31/2014	—		—	—		—
	35,000	—		—	23.19	11/30/2015	—		—	—		—
	33,000	—		—	24.78	10/31/2013	—		—	—		—
	50,500	—		—	22.97	10/31/2014	—		—	—		—
	50,500	—		—	24.27	10/31/2015	—		—	—		—
	28,318	14,159	(3)	—	22.39	11/01/2016	—		—	—		—
	14,159	28,318	(4)	—	13.25	11/30/2017	—		—	1,714	(5)	18,888
Gordon R. Lewis	6,000	—		—	23.51	10/31/2013	—		—	—		—
	6,000	—		—	24.03	10/31/2014	—		—	—		—
	6,000	—		—	23.19	11/30/2015	—		—	—		—
	2,400	—		—	24.78	10/31/2013	—		—	—		—
	4,800	—		—	22.97	10/31/2014	—		—	—		—
	15,000	—		—	24.27	10/31/2015	—		—	—		—
	13,333	6,667	(3)	—	22.39	11/01/2016	—		—	—		—
	8,333	16,667	(4)	—	13.25	11/30/2017	—		—	945	(5)	10,414
W. James Threadgill, Jr.	12,000	—		—	23.51	10/31/2013	—		—	—		—
	12,000	—		—	24.03	10/31/2014	—		—	—		—
	12,000	—		—	23.19	11/30/2015	—		—	—		—
	4,800	—		—	24.78	10/31/2013	—		—	—		—
	4,800	—		—	22.97	10/31/2014	—		—	—		—
	12,000	—		—	24.27	10/31/2015	—		—	—		—
	10,000	5,000	(3)	—	22.39	11/01/2016	—		—	—		—
	5,000	10,000	(4)	—	13.25	11/30/2017	—		—	567	(5)	6,248

(1)	The amounts shown reflect option awards granted under the Long-Term Equity Incentive Plan.
(2)	Based upon the closing sale price of our common stock of $11.02 per share, as reported on the New York Stock Exchange on December 30, 2011.
(3)	These options becomes exercisable on November 2, 2012.
(4)	One-half of these options becomes exercisable on each of December 1, 2012 and December 1, 2013.
(5)	Reflects the threshold award under a grant of performance shares made on March 23, 2011 under the Long-Term Equity Incentive Plan that will be awarded on January 1, 2014 upon the achievement of certain performance goals and continued service. For more information about the awards, see “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(6)	This restricted stock granted on July 22, 2009 vests on December 31, 2012.

Option Exercises and Stock Vested

The following table shows the amounts received by the Named Executive Officers upon the exercise of options or the vesting of restricted stock during 2011:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Aubrey B. Patterson	—	$—	16,401	$180,739
William L. Prater	—	—	—	—
James V. Kelley	—	—	—	—
Gordon R. Lewis	—	—	—	—
W. James Threadgill, Jr.	—	—	—	—

(1)	Based upon the closing sale price of our common stock of $11.02 per share, as reported on the New York Stock Exchange on December 30, 2011.

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the Named Executive Officers based on the number of years of credited service under our defined benefit retirement plans as of December 31, 2011:

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Aubrey B. Patterson	Retirement Plan	39		$1,307,276	$—
	Restoration Plan	39		7,249,382	—
	Supplemental Executive Retirement Plan	N/A		1,794,439	—
William L. Prater	Supplemental Executive Retirement Plan	N/A		237,125	—
James V. Kelley	Retirement Plan	11	(1)	816,592	—
	Restoration Plan	11	(1)	829,331	—
	Supplemental Executive Retirement Plan	N/A		931,992	—
Gordon R. Lewis	Retirement Plan	11	(2)	371,014	—
	Restoration Plan	11	(2)	273,275	—
	Supplemental Executive Retirement Plan	N/A		526,049	—
W. James Threadgill, Jr.	Retirement Plan	25		536,505	—
	Restoration Plan	25		456,295	—
	Supplemental Executive Retirement Plan	N/A		377,039	—

(1)	At December 31, 2011, Mr. Kelley had 16 years of past credited service and an earned and accrued annual retirement benefit of $43,118 payable as a ten-year certain single life annuity under the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000 and is maintained by us.
(2)	At December 31, 2011, Mr. Lewis had three years of past credited service and an earned and accrued annual retirement benefit of $5,308 payable as a ten-year certain single life annuity under the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000 and is maintained by us.

Retirement Plan

We maintain a tax-qualified, non-contributory, defined benefit retirement plan for our employees and those of our subsidiaries. The Retirement Plan was amended effective December 30, 2011. Prior to the amendment, employees who had reached the age of 21, had completed one year of service and were hired prior to January 1, 2006 participated in the plan and employees hired on or after January 1, 2006 were eligible for a special profit sharing contribution to their account in the 401(k) Profit-Sharing Plan equal to 2% of their respective salaries, but were not eligible to participate in the Retirement Plan. As a result of the amendment, employees hired prior to January 1, 2006 continue to accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016, after which they will accrue benefits based on a cash balance formula. Employees hired on or after January 1, 2006 will participate in the plan and accrue benefits based on a cash balance formula effective January 1, 2012. In addition, the special profit sharing contribution under the 401(k) Profit-Sharing Plan was discontinued.

The key provisions of the Retirement Plan are as follows:

•

Monthly benefit. Participants with a vested benefit will be eligible to receive retirement benefits, calculated using the following formulae, each month for the rest of their lives beginning on their normal retirement date (i.e., the date they reach age 65):

•

Final average pay formula. This formula will apply for employees hired prior to January 1, 2006. On December 31, 2016 the final average pay benefit will be frozen and accruals in 2017 and later for employees hired prior to January 1, 2006 will be based on the cash balance formula. The final average pay formula is the sum of:

•	0.65% of the average compensation times years of service up to 35 years; plus

•	0.65% of the average compensation in excess of “covered compensation” (average of the Social Security wage base) times years of service up to 35 years.

•

Cash balance formula. This formula will apply beginning January 1, 2012 for employees hired on or after January 1, 2006 and beginning January 1, 2017 for employees hired before January 1, 2006. The cash balance formula is based on the following:

•	Retirement benefit will be based on the value of a hypothetical account balance that is credited with 2.5% of pay for each year that the participant works at least 1,000 hours; and

•	The hypothetical account will be granted interest credits each year based on the yield of the six-month Treasury Bill as of the prior September plus 150 basis points.

Additional provisions may apply for participants who worked for a company that was acquired by us. Benefits are limited to the annual benefit limit set forth in Internal Revenue Code Section 415, which was $195,000 per year in 2011.

•

Average compensation. Average compensation is the average of eligible pay earned over the period of five consecutive years that produces the highest average. This amount is subject to the annual compensation limit in Internal Revenue Code Section 401(a)(17), which was $245,000 in 2011.

•

Integration with Social Security (covered compensation). As permitted by the Internal Revenue Code, the final average pay formula provides higher benefit accruals for participants earning in excess of covered compensation (a 35-year average of the taxable wage base) so that their total retirement income (including Social Security benefits) as a percentage of compensation will be comparable to that of other employees.

•	Vesting. Participants become vested after reaching three years of service.

•

Early retirement benefits. Participants may elect to retire prior to their normal retirement date. If a participant is at least age 55 and has at least ten years of service, then he or she may receive benefits early. In such cases, the monthly benefit based on the final average pay formula will be calculated using the benefit formula described above, reduced by the sum of 6.67% times the number of years (up to five) that the participant elects to retire prior to the normal retirement date, plus 3.33% times the number of years (up to five) that the participant elects to retire prior to age 60. Based on the cash balance formula, the monthly benefit will be a single life annuity that is actuarially equivalent to the cash balance account value payable as of the early retirement date.

•

Death benefits. The participant’s beneficiary will receive a life annuity in an aggregate amount equal to the greater of (1) 50% of the amount the participant would have received if he or she had survived and elected the qualified joint and 50% contingent option payable at the earliest date allowed under the plan or (2) an amount that can be provided by the present value of the participant’s accrued benefit based on the final average pay formula plus the cash balance account value as of the participant’s date of death. If the participant made a valid election as of December 31, 2008, the beneficiary will receive a lump sum payment with respect to benefits accrued prior to January 1, 2004.

•

Disability benefits. Prior to January 1, 2012, if the participant became totally and permanently disabled prior to normal retirement date, the participant would receive an amount equal to the accrued benefit the participant would have earned if he or she had continued in employment until his or her normal retirement date. The benefit is payable at normal retirement date. Participants disabled after December 31, 2011 will receive their accrued benefit determined as of the date of disability.

•

Special note on lump sum payments. The Retirement Plan has limited the lump sum value of benefits accrued after December 31, 2003 to $20,000. If the lump sum value of the portion of the participant’s benefit that has accrued since December 31, 2003 exceeds $20,000, the participant will not be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits. Instead, the participant will be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits that accrued up to December 31, 2003. Then, the portion of the participant’s benefit that has accrued since December 31, 2003 will be available as a residual annuity payment in addition to the lump sum payment option. A participant may, however, receive a lump sum payment on the entire benefit based on the cash balance formula.

Restoration Plan

This plan provides a supplement to our Retirement Plan for amounts that exceed the statutory limits on qualified plans under the Internal Revenue Code. As a result, the executives, officers and management employees designated to participate in this plan will have a similar total retirement income as a percentage of total compensation as our other employees. This plan applies to compensation earned in excess of the limitation of Section 401(a)(17) of the Internal Revenue Code (i.e., $245,000 in 2011). It also provides benefits that would otherwise be reduced by the annual limitation on annuity payments under Section 415 of the Internal Revenue Code (i.e., $195,000 in 2011). Benefits are calculated by applying the same benefit formulae that apply under the Retirement Plan to the average compensation based on the final average pay formula or the annual compensation based on the cash balance formula earned by the participant in excess of these limits. For this purpose, compensation is the same as defined in the Retirement Plan but excludes commissions and includes compensation that is deferred under the Deferred Compensation Plan. Benefits are forfeited if the participant has not earned three years of vesting service under our Retirement Plan, is terminated for cause or violates certain noncompete or confidentiality covenants. Benefits are paid out of our general assets and are not dependent on investment returns or interest earned. Benefits are paid in the form of an annuity at the later of age 55 or separation from service.

In general, the provisions for the Restoration Plan are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code in connection with compensation and benefits. The net benefit payable under the plan is the difference between this gross benefit and the benefit payable by the Retirement Plan.

Supplemental Executive Retirement Plan

We sponsor a non-qualified, non-contributory, unfunded defined benefit pension arrangement for select key employees. Benefits are paid out of our general assets and are not impacted by investment returns or interest earned. The key provisions of the Supplemental Executive Retirement Plan are as follows:

•	Monthly benefit. Eligible participants will receive 15% of average compensation, payable on the date of the participant’s retirement after age 65.

•

Average compensation. Average compensation is the average of eligible pay earned over the period of 36 months beginning January 1, 2006 or later that produces the highest average. Earnings in this plan include compensation that is deferred under the Deferred Compensation Plan.

•	Eligibility. Participants are a select group of management or highly compensated employees who are designated by the Executive Compensation and Stock Incentive Committee to participate.

•

Early retirement benefits. Participants may elect to retire and commence payments as early as age 55. The monthly benefit is calculated in the same manner as the normal retirement benefit, but is reduced 5% for each year that the participant elects to retire prior to age 65.

•

Death, disability and change in control benefits. If a participant dies or becomes totally and permanently disabled prior to retirement, the participant’s designated beneficiary will receive the early retirement benefit described above, but such an amount will not be less than one-half of the normal retirement benefit (i.e., 7.5% of average monthly compensation). Upon termination of employment following a change in control, the participant will receive the full retirement benefit with no reduction for termination prior to age 65.

•	Form of benefit payment. All benefits will be paid in equal consecutive monthly installments over a period of ten years.

•

Forfeiture of benefits. Except in the event of death, disability or a change in control, benefits under the plan are forfeited by participants who terminate employment prior to age 55. Benefits are also forfeited if a participant violates noncompete or confidentiality covenants.

Compounding Effect of Compensation Increases

The Executive Compensation and Stock Incentive Committee is aware that compensation increases for executive officers have the effect of enhancing benefits under its pension plans, particularly the Restoration Plan and the Supplemental Executive Retirement Plan. In general, these are defined benefit plans that are based on average compensation over five and three years, respectively. Salary and bonus increases tend to have only a modest compounding impact on total amounts received by executives. Towers Watson, in its capacity as benefits consultant and pension actuary, provides us with relevant information so that the committee is able to consider the compounding effect of compensation adjustments under these programs.

Assumptions Used to Calculate Pension Values

Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions have been applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, “Compensation – Retirement Benefits,” or FASB ASC Topic 715, on the measurement date, although SEC rules specify certain exceptions (as noted in the table below).

The changes in pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year). The accumulated pension values shown in the Pension Benefits Table are based on the assumptions applied as of December 31, 2011.

The following key assumptions are used to determine the pension values:

Assumption	Basis for Assumption	December 31, 2010	December 31, 2011
Discount rate	Under SEC rules, discount rate used to measure pension liabilities under FASB ASC Topic 715.	5.50% for the Retirement Plan; 5.15% for the Restoration Plan; 4.50% for the Supplemental Executive Plan	4.80% for the Retirement Plan; 4.45% for the Restoration Plan; 3.85% for the Supplemental Executive Plan
Rate of future salary increases	Under SEC rules, no salary projection.	0%	0%
Form of payment	Retirement Plan: normal form of payment.(1)	Life annuity	Life annuity
	Restoration Plan: normal form of payment.(2)	Specified by participant	Specified by participant
	Supplemental Executive Retirement Plan: normal form of payment.	Ten-year certain annuity	Ten-year certain annuity
Date of retirement	For Summary Compensation Table and Pension Benefits Table, use normal retirement age pursuant to SEC rules.	Age 65(3)	Age 65(3)
	For Potential Payments Upon Termination or Change-in-Control Tables, use the determination date.	Immediate(4)	Immediate(4)
Lump sum interest rate	For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.	Assumed equal to the discount rate used for the Retirement Plan.	Assumed equal to the discount rate used for the Retirement Plan.
	For Potential Payments Upon Termination or Change-in-Control Tables, use interest rate defined by the plan for the upcoming plan year pursuant to §417(e) of Internal Revenue Code.	Rates as specified at the time of payment by the Treasury under §417(e) of Internal Revenue Code.	Rates as specified at the time of payment by the Treasury under §417(e) of Internal Revenue Code.
Post-retirement mortality	For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.	RP-2000 (50/50 Blend) for lump sum option. Sex-distinct tables for annuity option. All tables updated to measurement date.	RP-2000 (50/50 Blend) for lump sum option. Sex-distinct tables for annuity option. All tables updated to measurement date.
	For Potential Payments Upon Termination or Change-in-Control Tables, use Mortality Table pursuant to §417(e) of Internal Revenue Code.	RP-2000 (50/50 Blend) projected to 2010	RP-2000 (50/50 Blend) projected to 2011

(1)	For the Retirement Plan, information in the Summary Compensation Table and the Pension Benefits Table assumes the normal form of payment is a life annuity. For these tables, it is assumed that 5% of participants elect the normal form for benefits accrued prior to January 1, 2004 and 95% elect a lump sum payment for benefits accrued prior to January 1, 2004. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. Results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity. For more information, see the subsection above entitled “– Retirement Plan – Special Note on Lump Sum Payments.”
(2)	For the Restoration Plan, certain participants were allowed to make an election as of December 31, 2008 to receive the benefits accrued prior to January 1, 2004 as a lump sum payment or as a life annuity. Messrs. Patterson, Kelley and Threadgill elected to receive life annuities, while Mr. Lewis elected to receive lump sum payments. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. In the event that a lump sum payment was elected, results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity.
(3)	Mr. Patterson is older than his normal retirement age. His retirement benefit is instead calculated as of December 31, 2011.
(4)	For the Retirement Plan and the Restoration Plan, participants may retire immediately under the early retirement provisions of each plan if they have reached age 55 and earned at least ten years of vesting service. Participants who retire prior to age 65 and do not meet early retirement eligibility requirements may elect an immediate annuity that is actuarially equivalent to their accrued benefit. For the Supplemental Executive Retirement Plan, participants may retire immediately under the early retirement provisions of the plan if they have reached age 55. Participants who terminate employment prior to retirement eligibility will not be eligible for a benefit under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

The following table shows the activity during 2011 and the aggregate balance held by each of the Named Executive Officers at December 31, 2011 under the Deferred Compensation Plan:

Name	Executive Contributions	BancorpSouth Contributions	Aggregate Earnings(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011
Aubrey B. Patterson	$16,500	$—	$14,000	$—	$443,032
William L. Prater	—	—	—	—	—
James V. Kelley	—	—	—	—	—
Gordon R. Lewis	67,808	—	7,304	—	260,856
W. James Threadgill, Jr.	—	—	—	—	—

(1)	The amounts shown reflect interest earned with respect to deferred compensation during 2011. Because the interest rate on deferred compensation (3.30%) did not exceed 120% of the applicable federal long-term rate, these amounts are not reflected in the Summary Compensation Table.

We maintain the Deferred Compensation Plan as a nonqualified contribution benefit arrangement for our executive officers. This plan permits eligible employees to elect to defer a portion of their compensation. We do not make a matching or other contribution under this plan. Each participant’s account is credited with interest effective June 30 and December 31 of each calendar year. Interest is credited at the rate equal to the yield on the most recently-issued U.S. Treasury note with an original maturity of ten years or the most recently-issued U.S. Treasury note with an original maturity of one year, whichever is greater, as quoted in The Wall Street Journal for the last business day of the calendar year. Participant accounts are distributed following retirement or separation from service in installment payments over ten years, unless the participant timely elects a different form of payment. Generally, payments cannot commence until six months following separation from service.

In addition, we have a Salary Continuation Agreement with Mr. Lewis, dated as of August 17, 1990, that provides an incentive for him to remain continually employed at least through July 22, 2014, when he reaches age 65. Upon actual retirement thereafter for any reason, Mr. Lewis is entitled to monthly installments of $4,000 for 180 months. Upon death, any remaining installments will be paid to his beneficiary. He will receive no benefits if he terminates his employment prior to age 65, except for death or disability. In the event of disability, Mr. Lewis will receive a monthly disability benefit of $4,000 until he reaches age 65. In the event of death prior to retirement, payments will commence to his beneficiary that would have been due on his retirement. Generally, payments cannot commence until six months following separation from service.

These programs supplement our tax-qualified 401(k) Profit-Sharing Plan (formerly known as our Amended and Restated Salary Deferral – Profit Sharing Employee Stock Ownership Plan), as the Internal Revenue Code limits the amounts that can be accrued in a qualified plan for highly paid executives. Both programs are subject to the rules under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change-in-Control

The following tables show the amounts that each Named Executive Officer would have received assuming that the Named Executive Officer resigned or retired, his employment was terminated, a change in control occurred or he died or became disabled effective December 30, 2011:

Mr. Patterson

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—		$2,409,264	(1)	$—
Non-Equity Incentive Plan Compensation	—	(2)	—		4,818,528	(3)	—	(4)
Options (unexercised)	—		—		—	(5)	—
Restricted Stock and Performance Shares (unvested)(6)	—		—		841,939		180,739
Insurance Benefits	—		—		46,620	(7)	—
Restoration Plan	670,616	(8)	670,616	(8)	670,616	(8)	670,616	(9)
Supplemental Executive Retirement Plan(10)	215,129		215,219		215,129		215,129
Accrued Vacation	66,919		66,919		66,919		66,919
Perquisites	—		—		59,920	(11)	—
Excise Tax Gross-up	—		—		2,483,110	(12)	—

Mr. Kelley

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—		$1,537,500	(1)	$—
Non-Equity Incentive Plan Compensation	—	(2)	—		2,306,250	(3)	—	(4)
Options (unexercised)	—		—		—	(5)	—
Performance Shares (unvested)(6)	—		—		149,872		—
Insurance Benefits	—		—		44,604	(7)	—
Restoration Plan	62,286	(13)	62,286	(13)	62,286	(13)	96,439	(14)
Supplemental Executive Retirement Plan(10)	105,037		105,037		123,572		105,037
Accrued Vacation	46,625		46,625		46,625		46,625
Perquisites	—		—		57,234	(11)	—
Excise Tax Gross-up	—		—		1,385,888	(12)	—

(1)	The amounts shown reflect a payment of 300% of the executive’s annual base compensation in effect at the time of the change in control if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement.
(2)	No cash bonus amount would have been awarded under the Executive Performance Incentive Plan during 2011 because the appropriate performance goals were not attained.
(3)	The amounts shown reflect a payment of 300% of the highest annual bonus amount the executive would have been eligible to receive during 2011 if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement. Pursuant to the Executive Performance Incentive Plan, the executive would have also received the maximum incentive bonus payable.
(4)	No cash bonus amount would have been awarded under the Executive Performance Incentive Plan during 2011 because the appropriate performance goals were not attained.
(5)	All outstanding options were assumed to be unexercised because the exercise price of such options exceeded the market value reported on December 30, 2011.
(6)	The amounts shown in connection with a change in control reflect the market value on December 30, 2011 of performance shares granted in 2010 and 2011, which assumes the “circuit breaker” is satisfied and the performance goals are attained at the target level, based on the terms of the corresponding Performance Share Awards. This would have resulted in the vesting of 60,000 performance shares for Mr. Patterson and 27,200 performance shares for Mr. Kelley. Because none of the performance goals had been attained for performance shares granted in 2010 and 2011, no performance shares would have vested in connection with retirement, death or disability as of December 30, 2011. The performance shares granted in 2009 were forfeited prior to December 30, 2011 because the performance goals had not been attained by December 31, 2010. The amounts shown include the market value of an additional 16,401 shares of restricted stock for Mr. Patterson that would have become fully vested on December 30, 2011 in connection with a change in control or upon death or disability.
(7)	The amounts shown reflect the premiums for medical, disability and life insurance benefits that would have been provided for a 36-month period in accordance with the executive’s Change in Control Agreement.
(8)	Mr. Patterson would have received a life annuity of $670,616 per year payable as of January 1, 2012.
(9)	Upon Mr. Patterson’s death, his beneficiary would have received a life annuity of $648,686 per year payable as of January 1, 2012. Upon disability, Mr. Patterson would have received a life annuity of $670,616 per year payable as of January 1, 2012.
(10)	The amounts shown reflect an annuity that would have been payable as of January 1, 2012 for ten years pursuant to the Supplemental Executive Retirement Plan. The benefit is reduced if retirement occurs before age 65 or a change in control.
(11)	The amounts shown reflect general and executive fringe benefits offered to similarly situated executives including, without limitation, auto allowance, annual physical examination and civic and country club dues that would have been provided for a 36-month period in accordance with the executive’s Change in Control Agreement. Messrs. Patterson and Kelley would have received an auto allowance of $30,750 and $38,565, respectively.

(12)	The amounts shown reflect a payment of all excise taxes imposed under Section 4999 of the Internal Revenue Code and any income and excise taxes that would have been payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the executive’s Change in Control Agreement. This calculation assumes the maximum federal income tax rate and is based on a five-year average of earnings reported on Form W-2 for the tax years 2005 through 2009.
(13)	Mr. Kelley would have received a life annuity of $62,286 per year payable as of January 1, 2012.
(14)	Upon Mr. Kelley’s death, his beneficiary would have received a life annuity of $58,226 per year payable as of January 1, 2012. Upon disability, Mr. Kelley would have received a life annuity of $96,439 per year payable as of September 1, 2014.

Mr. Lewis

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—		$679,576	(1)	$—
Non-Equity Incentive Plan Compensation	1,417	(2)	—		438,237	(3),(4)	1,417	(5)
Options (unexercised)	—		—		—	(6)	—
Performance Shares (unvested)(7)	—		—		148,770		—
Insurance Benefits	—		—		29,736	(8)	—
Restoration Plan	33,843	(9)	33,843	(9)	33,843	(9)	49,294	(10)
Supplemental Executive Retirement Plan(11)	59,101		59,101		69,530		59,101
Accrued Vacation	10,782		10,782		10,782		10,782
Perquisites	—		—		28,995	(12)	—
Nonqualified Deferred Compensation(13)	—		—		—		48,000

Mr. Prater

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—		$575,026	(1)	$—
Non-Equity Incentive Plan Compensation	—	(2)	—		210,586	(3),(4)	—	(5)
Options (unexercised)	—		—		—	(6)	—
Performance Shares (unvested)(7)	—		—		82,650		—
Insurance Benefits	—		—		35,688	(8)	—
Restoration Plan	—	(14)	—	(14)	—	(14)	—	(14)
Supplemental Executive Retirement Plan(11)	—		—		46,896		23,448
Accrued Vacation	10,540		10,540		10,540		10,540
Perquisites	—		—		33,039	(12)	—

Mr. Threadgill

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—		$608,482	(1)	$—
Non-Equity Incentive Plan Compensation	38,030	(2)	—		608,482	(3)	38,030	(5)
Options (unexercised)	—		—		—	(6)	—
Performance Shares (unvested)(7)	—		—		99,180		—
Insurance Benefits	—		—		35,688	(8)	—
Restoration Plan	29,794	(15)	29,794	(15)	29,794	(15)	68,756	(16)
Supplemental Executive Retirement Plan(11)	36,460		36,460		60,767		36,460
Accrued Vacation	3,032		3,032		3,032		3,032
Perquisites	—		—		29,107	(12)	—

(1)	The amounts shown reflect a payment of 200% of the executive’s annual base compensation in effect at the time of the change in control if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement.
(2)	The amounts shown reflect the cash bonus amount that would have been awarded under the Home Office Incentive Plan, based on the attainment of the appropriate performance goals during 2011 for each of Messrs. Lewis and Threadgill.
(3)	The amounts shown reflect a payment of 200% of the highest annual bonus amount the executive would have been eligible to receive during 2011 if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement. Pursuant to the Home Office Incentive Plan, the executive would have also received the maximum incentive bonus payable.

(4)	The non-equity incentive plan compensation for each of Messrs. Lewis and Prater have been reduced to the amounts shown from $679,576 and $517,523, respectively, that they could have received, based on the terms of the executive’s Change in Control Agreement in order to avoid exceeding the Section 280G limits.
(5)	The amounts shown reflect the cash bonus amount that would have been awarded under the Home Office Incentive Plan, based on the attainment of the appropriate performance goals during 2011 for each of Messrs. Lewis and Threadgill.
(6)	All outstanding options were assumed to be unexercised because the exercise price of such options exceeded the market value reported on December 30, 2011.
(7)	The amounts shown in connection with a change in control reflect the market value on December 30, 2011 of performance shares granted in 2010 and 2011, which assumes the “circuit breaker” is satisfied and the performance goals are attained at the target level, based on the terms of the corresponding Performance Share Awards. This would have resulted in the vesting of 13,500 performance shares for Mr. Lewis, 7,500 performance shares for Mr. Prater and 9,000 performance shares for Mr. Threadgill. Because none of the performance goals had been attained for performance shares granted in 2010 and 2011, no performance shares would have vested in connection with retirement, death or disability as of December 30, 2011. The performance shares granted in 2009 were forfeited prior to December 30, 2011 because the performance goals had not been attained by December 31, 2010.
(8)	The amounts shown reflect the premiums for medical, disability and life insurance benefits that would have been provided for a 24-month period in accordance with the executive’s Change in Control Agreement.
(9)	Mr. Lewis would have received a lump sum payment of $33,843 payable as of December 30, 2011 plus a life annuity of $17,959 per year payable as of January 1, 2012.
(10)	Upon Mr. Lewis’s death, his beneficiary would have received a lump sum payment of $33,027 payable as of December 30, 2011 plus a life annuity of $16,267 per year payable as of January 1, 2012. Upon disability, Mr. Lewis would have received a life annuity of $31,611 per year payable as of August 1, 2015.
(11)	The amounts shown reflect an annuity that would have been payable as of January 1, 2012 for ten years pursuant to the Supplemental Executive Retirement Plan. The benefit is reduced if retirement occurs before age 65 or a change in control.
(12)	The amounts shown reflect general and executive fringe benefits offered to similarly situated executives including, without limitation, auto allowance, annual physical examination and civic and country club dues that would have been provided for a 24-month period in accordance with the executive’s Change in Control Agreement.
(13)	The amount shown reflects an annual installment (payable $4,000 monthly) due upon Mr. Lewis’s death to his beneficiary for a period of 15 years. Upon Mr. Lewis’s disability, the installment payment ($4,000 monthly) would only be made until he attained age 65 in July 2014. No payments would be made upon a change of control or any other termination of employment.
(14)	Mr. Prater was not a participant in the Restoration Plan as of December 30, 2011.
(15)	Mr. Threadgill would have received a life annuity of $29,794 per year payable as of January 1, 2012.
(16)	Upon Mr. Threadgill’s death, his beneficiary would have received a life annuity of $24,194 per year payable as of January 1, 2012. Upon disability, Mr. Threadgill would have received a life annuity of $68,756 per year payable as of November 1, 2019.

We maintain certain compensatory arrangements that are intended to provide payments to the Named Executive Officers upon their resignation or retirement. These include the Retirement Plan, the Restoration Plan, the Supplemental Executive Retirement Plan and the 401(k) Profit-Sharing Plan, which are described in the sections above entitled “– Pension Benefits” and “COMPENSATION DISCUSSION AND ANALYSIS – Retirement Benefits.” We also maintain the Deferred Compensation Plan, which permits Named Executive Officers to elect to defer a portion of their compensation to retirement or termination of employment. Under certain circumstances, the compensatory arrangements described in the following paragraphs also provide payments or benefits upon resignation, retirement or termination of employment.

Equity awards are generally forfeited upon an executive’s termination of employment but become fully vested in the event of an executive’s approved retirement or death or disability. All unexercisable options granted under our stock option plans, including options granted to the Named Executive Officers, become exercisable immediately if we undergo a change in control. Under the Executive Performance Incentive Plan and the Home Office Incentive Plan, if we experience a change in control, all participants will receive the maximum incentive bonus payable regardless of whether the applicable performance goals have been attained. This payment will be made as soon as practicable following the change in control.

We implemented Change in Control Agreements with certain of our executive officers in 1999 at a time when “golden parachute” agreements were common in the marketplace to protect executives in the wave of consolidation in the banking industry. Common speculation at that time suggested that we were a potential takeover target. We have consistently been conservative in our compensation philosophy and, at that time, we had no change-in-control protections for key management. In general, we believed at that time and continue to believe that the relatively modest payouts and “double-trigger” feature of the agreements were and are appropriate to provide economic protection to the executives who would be most vulnerable in a change in control without unduly diminishing the return that would be provided to shareholders. The Change in Control Agreements do not provide “walk-away”

rights. The Executive Compensation and Stock Incentive Committee believes that the Change in Control Agreements are still needed to address a business contingency, and takes such arrangements into consideration in its compensation philosophy.

We have entered into a Change in Control Agreement with each of the Named Executive Officers that provides certain benefits in the event that we experience a change in control and we terminate the officer’s employment without cause, or the officer resigns for cause within 24 months after the change in control. All cash benefits payable under the agreements will be paid in a single lump sum within ten days following the date of termination. A “change in control” is defined to include:

•	Any person or group becoming the beneficial owner, directly or indirectly, of 25% or more of our outstanding voting securities;

•

During any period of two consecutive years, a change in a majority of our Board of Directors (however, new directors who were approved by a two-thirds vote of the directors still in office who either were directors at the beginning of the period or were so approved by the Board of Directors do not count toward the change in a majority);

•

Approval by our shareholders of a merger or consolidation with any other corporation, other than a merger or consolidation resulting in our voting securities immediately prior to the transaction representing more than 65% of the merged or consolidated securities; or

•	Approval by our shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.

The amount of benefits payable under the agreements to Messrs. Patterson and Kelley is 300% of the amount of annual base compensation and the highest annual bonus that the executive would otherwise be entitled to receive in the year that the change in control occurs. In addition, all insurance and fringe benefits that are offered to similarly situated employees immediately prior to the change in control will be provided for a period of 36 months and, if the executive is subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, we will reimburse the executive for all excise taxes that are imposed under Section 280G and any income and excise taxes payable by the executive as a result of any reimbursements for Section 280G excise taxes.

The amount of benefits payable under the agreements to Messrs. Lewis, Prater and Threadgill is 200% of the amount of annual base compensation and the highest annual bonus that the executive would otherwise be entitled to receive in the year that the change in control occurs. In addition, all insurance and fringe benefits that are offered to similarly situated employees immediately prior to the change in control will be provided for a period of 24 months and, if the executive is subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, we will reimburse the executive for all excise taxes that are imposed under Section 280G and any income and excise taxes payable by the executive as a result of any reimbursements for Section 280G excise taxes.

DIRECTOR COMPENSATION

The following table provides information with respect to non-employee director compensation for the fiscal year ended December 31, 2011:

Name(1)	Fees Earned or Paid in Cash(2)	Fees Earned or Paid in Stock(2),(3)	Stock Awards	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James E. Campbell III*	$—	$57,250	$—	$—	$—	$—	$—	$57,250
Hassell H. Franklin*	47,000	47,000	—	—	—	—	—	94,000
W. G. Holliman, Jr.*	48,000	48,000	—	—	—	—	—	96,000
Warren A. Hood, Jr.	19,600	19,600	—	—	—	—	—	39,200
Larry G. Kirk*	39,250	39,250	—	—	—	—	—	78,500
Turner O. Lashlee	31,000	31,000	—	—	—	—	—	62,000
Guy W. Mitchell III	—	71,000	—	—	—	—	—	71,000
R. Madison Murphy(5)	19,875	19,875	—	—	—	—	—	39,750
Robert C. Nolan	30,500	30,500	—	—	—	—	—	61,000
W. Cal Partee, Jr.	—	55,500	—	—	—	—	—	55,500
Alan W. Perry*	—	48,000	—	—	—	—	—	48,000

*	Committee Chair.
(1)	Messrs. Patterson and Kelley, who are also our employees, do not receive compensation for serving as members of the Board of Directors.
(2)	Our directors are required to take at least 50% of the fees payable to them for their service as directors (annual retainers and meeting attendance fees) in the form of our common stock. A director may, however, elect to take a larger percentage of his or her fees in our common stock. Payments in stock are valued at the market price on the date the fee is paid. Further, certain of our directors (Messrs. Franklin, Holliman and Kirk) have elected under our Deferred Directors’ Fee Unfunded Plan to defer receipt of all or a portion of the cash fees to which they are entitled until such time as they cease to be directors.
(3)	The amounts shown reflect the aggregate grant date fair value for fees received in the form of our common stock.
(4)	No options were granted to non-employee directors during 2011. As of December 31, 2011, the aggregate number of shares of our common stock underlying outstanding options was as follows:

Name	Number of Securities Underlying Outstanding Option Awards
	(Exercisable)	(Unexercisable)
James E. Campbell III	—	—
Hassell H. Franklin	21,600	—
W. G. Holliman, Jr.	21,600	—
Warren A. Hood, Jr.	—	—
Larry G. Kirk	21,600	—
Turner O. Lashlee	21,600	—
Guy W. Mitchell III	18,000	—
Robert C. Nolan	21,600	—
W. Cal Partee, Jr.	21,600	—
Alan W. Perry	21,600	—

(5)	Mr. Murphy resigned from the Board of Directors, effective as of August 5, 2011.

Directors who are also our employees receive no additional compensation for serving on our Board of Directors or any committee thereof. Each of our directors also currently serves on the Board of Directors of BancorpSouth Bank. Our non-employee directors receive the following compensation for their service:

•	An annual retainer of $30,000 for serving on our Board of Directors;

•	A meeting fee of $2,000 for each regular or special meeting of the Board of Directors of BancorpSouth Bank attended;

•	Members of the Executive Committee receive a fee of $2,000 for each committee meeting attended;

•	Members of other standing committees of either Board receive $1,500 for each committee meeting attended;

•	One-half of the applicable fee for each Board or committee meeting attended via conference call;

•	Chairmen of standing or special committees of the Bank’s board of directors or the Board, other than the Audit Committee, receive an additional annual retainer of $3,000; and

•	The Chairman of the Audit Committee receives an additional annual retainer of $10,000.

Directors are also reimbursed for necessary travel expenses and are insured under our group life insurance plan for amounts of $15,000 to age 65 and $9,750 from age 65 until reaching age 70.

Each of our non-employee directors participated in our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors. The 1995 Non-Qualified Stock Option Plan is administered by the Nominating Committee, which may not deviate from the express annual awards provided for in the plan. A total of 964,000 shares of common stock are currently reserved for issuance under the 1995 Non-Qualified Stock Option Plan. As of January 31, 2012, options to exercise 514,946 shares of common stock have been granted under this plan, of which 293,946 options have been exercised.

Prior to 2008, the 1995 Non-Qualified Stock Option Plan automatically granted options to purchase 3,600 shares of our common stock to non-employee directors on May 1 of each year. In 2008, shareholders approved an amendment to the 1995 Non-Qualified Stock Option Plan that, among other things, provides for the grant of restricted stock units. A restricted stock unit is the right to receive stock (but not dividends) on a future vesting date. Under the plan, restricted stock units will vest on the date of the first annual meeting of shareholders that follows the date of the award. As a result of the 2008 amendment to the 1995 Non-Qualified Stock Option Plan, the Nominating Committee has the discretion to grant non-qualified stock options, restricted stock and restricted stock units to our non-employee directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three directors, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange. The Audit Committee held 16 meetings in 2011. These meetings facilitated communication with senior management, the internal auditors and BancorpSouth’s independent registered public accounting firm. During 2011, the Audit Committee held discussions with the internal auditors and BancorpSouth’s independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of BancorpSouth’s financial reporting and internal controls.

The role and responsibilities of the Audit Committee are set forth in the charter adopted by the Board of Directors, a copy of which is available on BancorpSouth’s website at www.bancorpsouth.com on the Investor Relations webpage under the caption “Corporate Information – Committee Charting.” In fulfilling its responsibilities, the Audit Committee:

•

Reviewed and discussed with management BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2011 and BancorpSouth’s unaudited quarterly consolidated financial statements during 2011 (including the disclosures contained in BancorpSouth’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

•

Discussed with KPMG LLP, BancorpSouth’s independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present; and

•

Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence.

Based on the Audit Committee’s review and discussions as described above, and in reliance thereon, the Audit Committee recommended to BancorpSouth’s Board of Directors that BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2011 be included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee:

Larry G. Kirk (Chairman)
Warren A. Hood, Jr.
W. Cal Partee, Jr.

EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE REPORT

The Executive Compensation and Stock Incentive Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Executive Compensation and Stock Incentive Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2011.

Executive Compensation and Stock Incentive Committee:

W.G. Holliman, Jr. (Chairman)
Hassell H. Franklin
Robert C. Nolan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BancorpSouth Bank, our wholly-owned subsidiary, conducts banking transactions in the ordinary course of business with our officers and directors and their associates, affiliates and family members, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with persons not related to BancorpSouth and which do not involve more than the normal risk of collectibility or present other unfavorable features. While certain provisions of the Sarbanes-Oxley Act of 2002 generally prohibit us from making personal loans to our executive officers and directors, it permits BancorpSouth Bank to make loans to our executive officers and directors so long as such loans are on non-preferential terms. During the year ended December 31, 2011, BancorpSouth Bank made loans to our executive officers, directors and their family members that (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BancorpSouth Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to its charter and the Related Person Transaction Policy approved by our Board of Directors, the Nominating Committee reviews and approves in advance all “related person” transactions between BancorpSouth or BancorpSouth Bank and any of their “related persons” or affiliates, or transactions in which any of such persons directly or indirectly is interested or benefitted. If advance approval of a related person transaction by the Nominating Committee is not practicable, then the related person transaction shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the Nominating Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In accordance with the Related Person Transaction Policy, no director is permitted to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the related person transaction to the Nominating Committee.

Pursuant to the Related Person Transaction Policy, the Board of Directors has delegated to the Chairman of the Nominating Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $100,000. In addition, the policy enumerates certain related person transactions that are deemed to be pre-approved or ratified, as applicable, by the committee.

The Board of Directors ratified the following transactions with related persons that occurred during 2011 in accordance with the terms of the Related Person Transaction Policy:

•	Clayton H. Patterson, the son of Chairman of the Board and Chief Executive Officer Aubrey B. Patterson, was employed by BancorpSouth Bank as a Senior Vice President during 2011; and

•	James Kevin Martin, the son-in-law of Aubrey B. Patterson, was employed as an Administration Officer for Network Services of BancorpSouth Bank in 2011.

During 2011, each of Messrs. Patterson and Martin was paid an aggregate amount of compensation and received other benefits comparable to those received by employees having similar positions. The compensation of each was established by BancorpSouth Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.

GENERAL INFORMATION

Counting of Votes

All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be voted on by ballot. Inspectors of election will be appointed to, among other things, (i) determine the number of shares of our common stock outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies; (ii) receive votes on ballots; (iii) hear and determine all challenges and questions in any way arising in connection with the right to count and tabulate all votes; and (iv) determine the voting results.

Each proposal presented herein to be voted on at the annual meeting must be approved by the vote described under such proposal. The inspectors of election will treat shares represented by properly submitted proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Inspectors of election will also treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held of record by brokers or nominees as to which voting instructions have not been received from the beneficial owner with respect to any proposal that does not relate to a “routine” matter, such as ratifying the appointment of our independent registered public accounting firm. Because the election of directors is not a “routine” matter, if shares are held in “street name” through a broker or other holder of record and the beneficial holder does not indicate how to vote in the election of directors, the record holder will not vote the beneficial holder’s shares on that matter.

Abstentions and broker non-votes do not constitute a vote “for” or “against” and will be disregarded in the calculation of both a plurality and “votes cast.” Therefore, neither abstentions nor broker non-votes will have any effect on either of the proposals presented in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. These officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms and certain other forms that they file. There are specific due dates for these reports, and we are required to report in this Proxy Statement any failure to file reports timely as required for 2011. Based solely upon a review of the applicable filings on the SEC’s EDGAR website, copies of reports furnished to us and written representations that no other reports were required, we believe that these reporting and filing requirements were complied with for 2011.

Shareholder Nominations and Proposals

Shareholders who would like to recommend director nominees or make a proposal for consideration at the 2013 annual meeting of shareholders should submit the nomination or proposal, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2) promulgated under the Securities Exchange Act of 1934, as amended, in writing and mailed to the Corporate Secretary at the address listed below. We must receive all such nominations and proposals not later than November 23, 2012 in order for the nomination or proposal to be included in our proxy statement. Shareholder nominations and proposals submitted after November 23, 2012 but before December 23, 2012, will not be included in our proxy statement, but may be included in the agenda for our 2013 annual meeting if submitted to our Corporate Secretary at the address listed below and if such nomination or proposal includes:

•	The name and address of the shareholder;

•	The class and number of shares of common stock held of record and beneficially owned by such shareholder;

•	The name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of common stock are registered on our stock transfer books;

•	A representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•

A brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders;

•	Any personal or other material interest of the shareholder in the business to be submitted;

•

As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	All other information relating to the nomination or proposed business that may be required to be disclosed under applicable law.

In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information we reasonably request. Such notice shall be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded and, upon the instructions of the presiding officer of the annual meeting, all votes cast for each such nominee and such proposal will be disregarded.

The individuals named as proxies on the proxy card for our 2013 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in our proxy statement for the 2013 annual meeting, unless we receive notice of the matter to be proposed not earlier than November 23, 2012 nor later than December 23, 2012 and in accordance with the requirements listed above. These dates assume a mailing date for this Proxy Statement of March 23, 2012. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of the proposal and how the proxies intend to exercise their discretion to vote on these matters, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials and Annual Reports

The SEC rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding, however, will continue to receive separate proxy cards. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold our common stock as a registered shareholder and prefer to receive separate copies of a proxy statement and/or annual report either now or in the future, please call 1-800-368-5948 or send a written request to:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and annual reports and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report by calling 1-800-368-5948 or sending a written request to the address above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and our 2011 Annual Report to Shareholders are available at www.bancorpsouth.com/proxy. If you wish to attend the annual meeting and need directions, please call us at 1-888-797-7711.

Miscellaneous

We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of common stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted with respect to such matters in accordance with the judgment of the person or persons voting such proxies, subject to the direction of our Board of Directors.

A copy of our 2011 Annual Report to Shareholders has been mailed to all shareholders entitled to notice of and to vote at the annual meeting.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011 will be furnished without charge to any shareholder who requests such report by sending a written request to:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

A copy of our Annual Report Form 10-K may also be obtained without charge on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “SEC Filings – Documents” and through the SEC’s website at www.sec.gov.

BANCORPSOUTH, INC.

AUBREY B. PATTERSON
Chairman of the Board and Chief Executive Officer

March 23, 2012

REVOCABLE PROXY

ANNUAL MEETING OF SHAREHOLDERS

DATE: APRIL 25, 2012

TIME: 9:00 a.m. (Central Time)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints W.G. Holliman, Jr., Warren A. Hood, Jr., and Turner O. Lashlee, or any of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of BancorpSouth, Inc. (the “Company”), to be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi on Wednesday, April 25, 2012, at 9:00 a.m., Central Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all nominees and Proposal 2 and in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR VOTING INSTRUCTIONS VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

À FOLD AND DETACH HERE À

BANCORPSOUTH, INC. – ANNUAL MEETING, APRIL 25, 2012:

YOUR VOTE IS IMPORTANT!

Annual Meeting materials are available on-line at:

www.bancorpsouth.com/proxy

You can vote in one of three ways:

1.	Call toll-free 1-855-822-7117.

or

2.	Via the Internet at http://www.rtcoproxy.com/bxs and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

6344

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BancorpSouth, Inc.	Annual Meeting of Shareholders APRIL 25, 2012

	For All	Withhold All	For All Except	2.	To ratify the appointment of KPMG LLP as BancorpSouth, Inc.’s independent registered public accounting firm for the year ending December 31, 2012.	For ☐	Against ☐	Abstain ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES AND PROPOSAL 2.	☐	☐	☐
1. Election of Directors Nominees: (1) Gus J. Blass III (2) James E. Campbell III (3) Albert C. Clark (4) Grace Clark (5) Hassell H. Franklin	(6) Keith J. Jackson (7) George F. Middlebrook III (8) Robert C. Nolan (9) W. Cal Partee, Jr.

SEC rules permit us to send you a notice that proxy materials are available on a publicly accessible website instead of mailing you a complete set of materials. These rules would enable us to make the proxy materials available to you on a more timely basis, as well as save us the cost of printing and mailing the complete set of documents to your home or business. Please check the box to the right if you would be willing to access future proxy materials via the Internet in this fashion.

☐
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) in the space provided below.				Mark here for address change and note change below				☐

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above
Note: Please sign exactly as your name appears on this Proxy Card. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
¿ ¿
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or

2. By Telephone; or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy card. Please note that telephone and Internet votes must be cast prior to 2 a.m. (Central Time), April 25, 2012. It is not necessary to return this proxy card if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free anytime prior to 2 a.m. (Central Time), April 25, 2012: 1-855-822-7117	Vote by Internet anytime prior to 2 a.m. (Central Time), April 25, 2012: http://www.rtcoproxy.com/bxs

Please note that the last vote received, whether by telephone, Internet or mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	www.bancorpsouth.com/proxy

Your vote is important!